UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FibroGen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of FibroGen, Inc., a Delaware corporation (also referred to as “we,” “us,” “FibroGen,” and the “Company”). Due to health concerns regarding the COVID-19 outbreak, the meeting will be held via live audio webcast on the internet. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/FGEN2020.

The Annual Meeting will be held on Thursday, June 4, 2020 at 8:00 a.m. Pacific Daylight Time for the following purposes:

1.

To elect our Class III director nominees, Enrique Conterno, Thomas F. Kearns Jr., Kalevi Kurkijärvi, Ph.D., and Gerald Lema, to our board of directors to hold office until the 2023 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
3.

To ratify the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

In light of public health concerns regarding the coronavirus outbreak, this year’s Annual Meeting will be conducted online in a “virtual format” only (live audio webcast) in order to assist in protecting the health and well-being of our stockholders and employees and to provide access to our stockholders regardless of geographic location. There is no in-person meeting for you to attend. The format of this year’s Annual Meeting ensures that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

The record date for the Annual Meeting is April 9, 2020 (the “Record Date”). Only stockholders of record at the close of business on that date may vote by proxy or at the Annual Meeting (live audio webcast) or any adjournment thereof. Please see the attached proxy statement for information on how to vote by proxy and how to attend and vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting

The proxy statement and Annual Report on Form 10-K

are available at www.proxyvote.com.

By Order of the Board of Directors

San Francisco, California

April 23, 2020

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please vote online or by telephone prior to the Annual Meeting as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign, and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the online Annual Meeting. Please review the section below “How do I vote?” for specific instructions on voting your shares before and during the Annual Meeting.

FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

The board of directors (the “Board”) of FibroGen, Inc. (also referred to as “we,” “us,” “FibroGen,” and the “Company”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the online Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, please vote online or by telephone as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign, and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting.

The proxy materials, including this proxy statement, proxy card or voting instruction card, and our 2019 Annual Report on Form 10-K, are being distributed and made available on or about April 23, 2020. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules and regulations adopted by the United States (“U.S.”) Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials online. Accordingly, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 23, 2020 to most stockholders of record entitled to vote at the Annual Meeting. Stockholders will have the ability to access the proxy materials at www.proxyvote.com, on the website referred to in the Notice, or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy-voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you change such election.

Choosing to receive future proxy materials electronically will allow us to more rapidly provide you with the information you need, will conserve natural resources, and will reduce the costs of printing and mailing documents to you.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive the Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Notices are sent to stockholders who have not yet made an election to receive proxy materials by mail or electronically. Instructions on how to access the full set of proxy materials online or to request a paper copy may be found in the Notice. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you change such election.

Why did I receive a full set of proxy materials instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials to stockholders who have previously requested to receive them. If you would like to reduce the environmental impact of and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or access them online. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to www.proxyvote.com where you can access the proxy materials and enroll for online delivery of the proxy materials.

How do I attend the Annual Meeting?

You must be a stockholder of record at the close of business on April 9, 2020 to attend and vote at the Annual Meeting. The Annual Meeting will be held on Thursday, June 4, 2020 at 8:00 a.m. Pacific Daylight Time via live audio webcast that can be accessed at www.virtualshareholdermeeting.com/FGEN2020.

There will be no physical location for attending the Annual Meeting. If you wish to attend and vote at the Annual Meeting, you must have the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the voter instruction form that accompanied your proxy materials.

Online check-in will begin at 7:45 a.m. Pacific Daylight Time on June 4, 2020. We recommend allowing ample time for the online check-in process. Additional information on who can vote and how to vote at the Annual Meeting is discussed below.

How do I ask questions at the online Annual Meeting?

Our Annual Meeting will be conducted online in a “virtual format” only (live audio webcast) and has been designed to allow stockholders to submit questions and comments pertaining to the meeting’s business before and during the Annual Meeting. You may submit questions when online check-in begins 15-minutes before the Annual Meeting begins and during the Annual Meeting at www.virtualshareholdermeeting.com/FGEN2020. Company directors and key executive officers are expected to be available to answer questions. We will attempt to respond to as many inquiries pertaining to business properly brought before the meeting as time allows.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the online meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting website. If you encounter any difficulties accessing the virtual Annual Meeting website during the check-in or meeting time, please call the number posted on www.virtualshareholdermeeting.com/FGEN2020.

If I cannot attend the Annual Meeting online, can I vote or listen to it later?

You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting. A replay of the Annual Meeting, including the questions answered during the meeting, will be available within 24-hours after the Annual Meeting for 30-days following the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 9, 2020 will be entitled to vote at the Annual Meeting. On the Record Date, there were 89,068,759 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2020 your shares were registered directly in your name with FibroGen’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote before or during the Annual Meeting or vote by proxy. You will need your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to be able to vote during the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, we urge you to fill out and return your proxy card or vote by proxy online or by telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You will receive instructions from the stockholder of record that you must follow for your shares to be voted. You are also invited to attend the Annual Meeting. You will need your 16-digit control number included on your voting instruction form in order to be able to vote during the Annual Meeting.

What am I voting on?

There are three matters scheduled for a vote:

1.

To elect our Class III director nominees, Enrique Conterno, Thomas F. Kearns Jr., Kalevi Kurkijärvi, Ph.D., and Gerald Lema, to our board of directors to hold office until the 2023 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection by the audit committee of the Board of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal No. 1, you may either vote “For” each of our Class III director nominees to the Board or you may “Withhold” your vote for any Class III director nominee that you specify.

For Proposal No. 2, you may vote “For” or “Against”, or abstain from voting.

For Proposal No. 3, you may vote “For” or “Against”, or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy online, vote by proxy over the telephone, vote online at the Annual Meeting, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the online Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

Voting Before the Annual Meeting

•

To vote online before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the proxy card or the Notice. Your vote must be received by 11:59 p.m. EDT on June 3, 2020 to be counted.

•

To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number from the proxy card or the Notice. Your vote must be received by 11:59 p.m. EDT on June 3, 2020 to be counted.

•	To vote using a proxy card, simply complete, sign, and date the proxy card and return it pursuant to the instructions provided. Your vote must be received by June 3, 2020 to be counted.

Voting During the Annual Meeting

•

To vote at the Annual Meeting, voting must take place during the webcast or be represented by proxy. Please visit www.virtualshareholdermeeting.com/FGEN2020 and have available the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with the proxy materials from that organization rather than from FibroGen. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote online or by telephone.

Voting Before the Annual Meeting

•

To vote online before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy. You will be asked to provide the 16-digit control number from the voting instruction form or the Notice. Your vote must be received by 11:59 p.m. EDT on June 3, 2020 to be counted.

•

To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number from the voting instruction form or the Notice. Your vote must be received by 11:59 p.m. EDT on June 3, 2020 to be counted.

•

To vote using the voting instruction form, simply complete, sign, and date the voting instruction form and return it pursuant to the instructions provided. Your vote must be received by June 3, 2020 to be counted.

Voting During the Annual Meeting

•

To vote at the Annual Meeting, voting must take place during the webcast or be represented by proxy. Please visit www.virtualshareholdermeeting.com/FGEN2020 and have available the 16-digit control number included on your voting instruction form from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What does it mean if I receive more than one set of proxy materials?

You should receive more than one set of proxy materials if your shares are registered under different names or held in different accounts as of the Record Date (for example, if you are both a stockholder of record and beneficial owner). Please follow the voting instructions and vote separately for each set of proxy card/materials you receive to ensure that all of your shares are voted. All of your shares may be voted at www.proxyvote.com regardless of which account they are registered or held in.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2020.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote online, by telephone, by mail (by requesting a paper proxy card or voting instruction card), and at the online Annual Meeting.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the June 3, 2020 deadline to vote. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy online or by telephone.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 409 Illinois Street, San Francisco, California 94158.
•

You may attend and vote at the online Annual Meeting by visiting www.virtualshareholdermeeting.com/FGEN2020. Have available the 16-digit control number included on the Notice you received. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current vote (prior to the deadline) by internet, telephone or proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Yes. You can revoke your voting instruction form at any time before the June 3, 2020 deadline to vote. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. Note however, you may also revoke your proxy in any one of the following ways:

•	You may submit a subsequent voting instruction online or by telephone.
•

You may attend and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/FGEN2020. Have available the 16-digit control number included on the voting instruction form you received. Simply attending the Annual Meeting will not, by itself, revoke your voting instruction form.

Your most current vote (prior to the deadline) by internet, telephone or voting instruction form is the one that is counted.

When are stockholder proposals due for next year’s Annual Meeting?

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to our board of directors to be presented at the 2021 Annual Meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2020, to our Secretary at 409 Illinois Street, San Francisco, California 94158; provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 5, 2021 or after July 4, 2021, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2021 Annual Meeting of Stockholders.

Our amended and restated bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting, provided that such proposal or nominee would not be included in next year’s proxy materials. Such proposals must comply with the requirements, including without limitation, the separate notice procedures, of our amended and restated bylaws. If you wish to submit such a proposal or nominate a director, written notice must be received by our Secretary no later than the close of business on March 6, 2021 nor earlier than the close of business on February 4, 2021; provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 5, 2021 or after July 4, 2021, then the proposal must be received no earlier than the close of business on the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made.

How are votes counted?

Votes will be counted separately for each proposal by the inspector of election appointed for the Annual Meeting. For the proposal to elect directors, “For” and “Withhold” votes will be counted. With respect to Proposals No. 2 and No. 3, votes “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What if I return a proxy card or otherwise vote but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking a voting selection, your shares will be voted as follows:

•	“For” the election of each of the three Class III director nominees named in this proxy statement to serve on the Board (Proposal No. 1);
•	“For” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2); and
•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 3).

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The NASDAQ Stock Market (“NASDAQ”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•

For Proposal No. 1, the election of directors, the three Class III director nominees to serve as Class III directors until the 2023 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

For Proposal No. 2, the advisory approval of the compensation of the Company’s named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present online at the Annual Meeting or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present online at the Annual Meeting or represented by proxy. On the Record Date, there were 89,068,759 shares of common stock outstanding and entitled to vote. Thus, the holders of 44,534,380 shares must be present online or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting online or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Which proxy materials are available online?

The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance, or achievement to differ materially from those expressed or implied by these forward-looking statements.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including those outlined in our Annual Report on Form 10-K for the year ended December 31, 2019. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes: Class I, Class II, and Class III, with each class having a three-year term. Vacancies on the Board, unless the Board determines by resolution that any such vacancies shall be filled by stockholders, may be filled only by persons elected by a majority of the remaining directors. A director elected by our board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has 12 members. There are five directors in Class III whose term of office expires in 2020. The nominees for election to Class III, Enrique Conterno, Thomas F. Kearns Jr., Kalevi Kurkijärvi, Ph.D., and Gerald Lema, are currently directors of the Company and were previously elected by our stockholders or appointed by the Board. If re-elected at the Annual Meeting, the Class III director nominees would serve until the 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or if sooner, until the director’s death, resignation, or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors then-elected and serving as directors, with the exception of Rory B. Riggs, attended the 2019 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present online at the Annual Meeting, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. The Class III director nominees receiving the three highest number of affirmative votes will be elected. Stockholders may not vote, or submit a proxy, for a greater number of Class III director nominees than the number of Class III director nominees named in this proxy statement. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Class III director nominees named below. If any Class III director nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that Class III director nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any Class III director nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING — CLASS III

Enrique Conterno, age 53, joined FibroGen, Inc. as our Chief Executive Officer and member of our board of directors in January 2020. Before coming to FibroGen, Mr. Conterno was a Senior Vice President for Eli Lilly and Company, serving as President of Lilly USA from January 2017, and President of Lilly Diabetes from 2009, until his retirement from Lilly in December 2019. Prior to 2009, Mr. Conterno served in various other roles for Eli Lilly and Company, including President, U.S. Operations, Vice President for the U.S. Neuroscience Business Unit, President and General Manager, Mexico, and Executive Marketing Director, Intercontinental Operations and Japan. Mr. Conterno earned a Bachelor of Science degree in Mechanical Engineering from Case Western Reserve University and a Master of Business Administration degree from Duke University. Mr. Conterno is a member of the Board of Governors at the American Red Cross and the Board of Visitors at Duke University’s Fuqua School of Business. Due to his extensive history in the pharmaceutical industry with his successful international leadership and oversight of several product launches, we believe Mr. Conterno is exceptionally qualified to serve as our Chief Executive Office and on our board of directors as we prepare for the global commercialization of roxadustat and continue the advancement of our clinical programs.

Thomas F. Kearns Jr., age 83, has served on our board of directors since November 1996, as lead independent director from June 2017 until August 2019, and as Chairperson of our board of directors from August 2019 until January 2020. Mr. Kearns is a retired partner of The Bear Stearns Companies Inc., an investment banking firm, where he was an investment banker in the healthcare area from 1974 until 1987. Prior to his career at Bear Stearns, Mr. Kearns worked for Merrill Lynch, an investment banking firm, from January 1959 until August 1969. Mr. Kearns was a trustee of the University of North Carolina Foundation and Endowment Fund for 16 years, he served on the board of directors of Biomet, Inc. from January 1980 until May 2005, and he served on the board of directors of Franklin Street Partners from 2013 until 2018. He received his Bachelor of Arts degree in History from the University of North Carolina. We believe that Mr. Kearns is qualified to serve on our board of directors due to his financial expertise stemming from a career in investment banking with a focus on the healthcare industry.

Kalevi Kurkijärvi, Ph.D., age 68, has served on our board of directors since November 1996. He has also served on the board of directors of our subsidiary, FibroGen Europe Oy, since November 1997, and as Managing Director (Chief Executive Officer) since January 2019. Dr. Kurkijärvi has been the Chairman and Founding Partner of Innomedica Oy, a business development company specialized in licensing, distributor search, and strategic planning for companies in the pharmaceutical, diagnostics, and biotechnology industries, since March 2010, and from August 1997 to February 2010 he acted as Director having financial matters as his main responsibility. He was also the Founding Partner and former Chairman and Chief Executive Officer of Bio Fund Management Ltd, a Finnish-Danish venture capital company, from 1997 until 2010. He has also been Chairman and Chief Executive Officer of his family’s import-export trading company, Biketex Ltd, since October 1993. Dr. Kurkijärvi has more than twenty years’ experience in international life science business and over ten years in corporate finance. He currently serves on the boards of directors of Innomedica Oy (Chair), Biketex Ltd (Chair) and Idea Development ID Oy (Chair). He previously served on the boards of directors at other biotechnology companies such as of Paratek Pharmaceuticals Inc., Ark Therapeutics Plc, BioTie Therapies Plc (Chair), Hytest Oy (Chair), Stick Tech Oy (Chair), Hormos Medical Oy (Chair), Map Medical Oy (Chair), Bio Orbit Oy (Chair) and Juvantia Pharma Oy, among others. Prior to founding Bio Fund, Dr. Kurkijärvi worked as Executive Director of the venture capital group at the Finnish National Fund of Research and Development (SITRA). He has also served as Executive Vice President at Wallac Oy, and as President and Chief Executive Officer of Pharmacia Diagnostics Production Oy. Dr. Kurkijärvi received a Doctor of Philosophy degree in Biochemistry and Molecular Biology from the University of Turku in 1992, where he also worked for several years in research and teaching. We believe Dr. Kurkijärvi is qualified to serve on our board of directors because of his scientific and technical background, international business and management experience, and expertise in the life sciences and biotechnology industries, as evidenced by the various leadership roles and positions he has held in such industries.

Gerald Lema, age 59, has served on our board of directors since September 2017. Mr. Lema has more than 28 years of pharmaceutical, diagnostics, healthcare, and consumer experience in Asia, Europe, the Middle East, Africa, the U.S., and Latin America. He currently serves as partner and representative director of Cylon Capital, a private investment group based in Tokyo that creates value for brands and technologies in the Japanese and Asia Pacific markets. Prior to Cylon Capital, Mr. Lema served as President of Asia Pacific at Baxter International from 2005 until 2015. He also served as President, Japan at Baxter International since April 2007. Before Baxter, Mr. Lema worked for 18 years at Abbott Laboratories where he held several positions of increasing responsibility in general management, strategy, and business development. His last position with Abbott was Corporate Vice President, Asia Pacific and Chairman, Abbott Japan, in Tokyo. Mr. Lema currently serves as a Director of Catalyst, a global nonprofit organization. He is co-author of Foreign Investment through Debt-Equity Swaps, and published in the MIT Sloan Management Review. Mr. Lema is a graduate of the Stanford University Executive Program, earned a Master of Business Administration degree from the Freeman School of Business at Tulane University, and has a Bachelor of Science, Engineering degree from Universidad del Valle, Colombia. We believe Mr. Lema is qualified to serve on our board of directors due to his experience in the consumer and healthcare industries, as well as his experience serving in leadership roles at various pharmaceutical companies and investment groups around the world.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING — CLASS III

Toshinari Tamura, Ph.D., age 76, has served on our board of directors since September 2008. He previously worked at Yamanouchi Pharmaceutical Co., Ltd., starting in 1972, and ultimately became Executive Corporate Officer and Representative Director. Following the merger to form Astellas Pharma, Inc., he was named Executive Vice President and Chief Science Officer of Astellas Pharma, Inc. and served in those roles and on the board of directors of Astellas from April 2005 until June 2008. Dr. Tamura was in charge of research and development of our PHI anemia program in 2004 and has remained familiar with the science of the program since that time. Dr. Tamura served as director of the board of KinoPharma, Inc., a drug development company, from September 2008 to March 2010. Dr. Tamura served as director of the board of IMMD Inc., a drug development company, from October 2010 to November 2012. Dr. Tamura served as an advisor to Shin Nippon Biomedical Laboratories, Ltd., a drug development company, from September 2008 to August 2015. Dr. Tamura is currently advisor to INCJ Ltd.,, a government-sponsored private equity firm (from February 2010), Japan Agency for Medical Research and Development, a government-sponsored organization to promote integrated medical R&D (from April 2015), and Japan Science and Technology Agency, a government-sponsored organization promoting science and technology (September 2012 to March 2015, and from April 2018), as well as senior advisor to PRDM Inc., a company focused on providing drug development consulting services for biotechnology companies (from February 2018). Dr. Tamura holds a Doctor of Philosophy degree and Master’s degree in Organic Chemistry from the University of Tokyo, Graduate School of Pharmaceutical Sciences. Dr. Tamura also holds a Bachelor of Science degree from Chiba University, Department of Pharmaceutical Sciences in Pharmaceutical Science. We believe that Dr. Tamura is qualified to serve on our board of directors because of his extensive management experience in the biotechnology and pharmaceutical industries in Japan, as well as his technical background in organic chemistry and pharmaceutical sciences.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING — CLASS I

Jeffrey W. Henderson, age 55, has served on our board of directors since August 2015. Mr. Henderson has more than 30 years of financial, commercial and pharmaceutical industry experience. He most recently served as chief financial officer for Cardinal Health, Inc. from 2005 until 2014. His many responsibilities at Cardinal Health included oversight of the Company’s China commercial operations. Prior to Cardinal Health, Mr. Henderson was president and general manager of Eli Lilly Canada Inc. and vice president and corporate controller of Eli Lilly & Company. He joined Eli Lilly in 1998 as vice president and corporate treasurer. His prior experience includes 10 years with General Motors, where he served in managerial posts in Great Britain, Singapore, New York, and Canada. Mr. Henderson serves on the board of directors and as Chairman of the Audit Committee of Qualcomm Incorporated, and is a director of Becton, Dickinson and Company and Halozyme Therapeutics, Inc. He was an Advisory Director to Berkshire Partners LLC, a private equity firm, from 2015 until January 2020. Mr. Henderson is also President of JWH Consulting LLC, a business advisory firm primarily focused on healthcare. Mr. Henderson holds a Bachelor of Science degree in Electrical Engineering from Kettering University, Flint, Michigan, and a Master of Business Administration degree from Harvard Graduate School of Business Administration. We believe that Mr. Henderson is qualified to serve on our board of directors because of his financial and industry background, as well as his global experience in various leadership and management roles in the health and pharmaceutical industries.

Maykin Ho, Ph.D., age 67, joined our board of directors in December 2018. Dr. Ho has more than 30 years of experience in the healthcare and finance industries. She serves on the boards of directors for Agios Pharmaceuticals, Grail Inc., Parexel International Corporation, the Aaron Diamond AIDS Research Center, and the Institute for Protein Innovation. Dr. Ho is also a venture partner of Qiming Venture Partners and a member of the Biotech Advisory Panel of the Stock Exchange of Hong Kong. She is a retired partner of the Goldman Sachs Group where she served as senior biotechnology analyst, co-head of healthcare for global investment research and advisory director for healthcare investment banking. Prior to Goldman Sachs, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals and DuPont de Nemours & Company. She was a postdoctoral fellow at Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. Dr. Ho received a Doctor of Philosophy degree in Microbiology and Immunology and a Bachelor of Science degree from the State University of New York, Downstate Medical Center. We believe Dr. Ho is qualified to serve on our board of directors because of her substantial experience in the healthcare and finance industries and her expertise in analysis of science and biotechnology.

James A. Schoeneck, age 62, was appointed Chairperson of our Board of Directors in January 2020 and has served on our board of directors since April 2010. Following the unexpected passing of Thomas B. Neff, FibroGen’s Founder and Chief Executive Officer, Mr. Schoeneck served as Interim Chief Executive Officer from August 2019 until January 2020. Mr. Schoeneck was Chief Executive Officer of Depomed, Inc., a commercial specialty pharmaceutical company, from 2011 until 2017, and joined the Board of Depomed in 2007. In addition, from 2015 to 2018, Mr. Schoeneck served on the board of directors of AnaptysBio, Inc. From 2005 until 2011, he was Chief Executive Officer of BrainCells, Inc., a privately held biopharmaceutical company. Prior to joining BrainCells, Inc., he served as Chief Executive Officer of ActivX BioSciences, Inc., a development-stage biotechnology company. Mr. Schoeneck’s pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc., a pharmaceutical and diagnostics products company. Prior to joining Prometheus, Mr. Schoeneck spent three years as vice president and General Manager, Immunology, at Centocor, Inc. (now Janssen Biotech, Inc.), a biotechnology company, where he led the development of Centocor’s commercial capabilities. His group launched Remicade®, which became one of the world’s largest pharmaceutical brands. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi), a pharmaceutical company, serving in various sales and marketing positions of increasing responsibility. Mr. Schoeneck holds a Bachelor of Science degree in Education from Jacksonville State University. We believe that Mr. Schoeneck is qualified to serve on our board of directors because of his extensive management experience in biotechnology.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING — CLASS II

Suzanne Blaug, age 62, has more than 30 years of strategic and commercial experience in the biopharmaceutical industry. She has successfully brought new drugs to market at the global, regional, and local country levels in multiple therapeutic areas including Oncology, Cardiovascular, Immunology, Nephrology, Infectious Diseases, Neurology, and Psychiatry. Ms. Blaug most recently served as Senior Vice President, Global Marketing and Commercial Development at Amgen Inc. from 2012 to 2018. From 2004 until 2012, she was at Johnson & Johnson, where she held several positions including Head of Janssen Alzheimer Immunotherapy, Vice President Strategic Marketing and New Business Development at Janssen Europe, and Area Managing Director – UK, Italy, and Greece. Ms. Blaug started her career at Bristol-Myers Squibb in 1983, where she held numerous marketing, strategic, and general management positions in the U.S., Europe, Australia, and New Zealand. Ms. Blaug is currently a senior advisor at McKinsey & Company, and she serves on the Healthcare at Kellogg Advisory Council at Northwestern University, as well as the Center for the Business of Healthcare Corporate Advisory Board at the University of North Carolina. Ms. Blaug received her Bachelor of Science degree from the University of North Carolina at Chapel Hill, and her Master of Business Administration degree from the Kellogg School of Management at Northwestern University. We believe Ms. Blaug is qualified to serve on our board of directors based on her vast commercial and strategic experience in the pharmaceutical industry.

Jeffrey L. Edwards, age 59, was appointed to our board of directors in 2015 after Mr. Edwards retired from Allergan, Inc. which he joined in 1993 and where he served as Executive Vice President, Finance and Business Development, Chief Financial Officer from September 2005 to August 2014. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. In addition to being on the board of directors of the Company, Mr. Edwards currently serves on the Audit Committee and as Compensation Committee Chairman of Bio-Rad Laboratories, Inc., a publicly traded life sciences research and clinical diagnostic products company. Mr. Edwards also serves on the board of directors, Audit Committee and Compensation Committee of Clearside Biomedical Inc., a publicly traded, clinical stage pharmaceutical company. Additionally, Mr. Edwards serves on the board of directors of BioTheryX, Inc., a privately owned, clinical stage biotechnology company. Mr. Edwards received a Bachelor of Arts degree in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School. We believe that Mr. Edwards is qualified to serve on our board of directors due to his pharmaceutical industry experience and public financial expertise.

Rory B. Riggs, age 66, has served on our board of directors since October 1993. Since April 2010, Mr. Riggs has served as founder and Chief Executive Officer of Syntax, LLC and Locus Analytics, LLC, sister development-stage ventures focused on creating a new information technology platform for business and finance. Mr. Riggs is co-founder and Chairman of Royalty Pharma, the largest acquirer of drug royalties, and Cibus Global Ltd., the leading company in gene editing in agriculture. In addition, he sits on the following other boards of directors: Intra-Cellular Therapies, Inc., Nuredis, Inc., GeneNews, Ltd. and eReceivables, LLC (Chair). Since June 2006, Mr. Riggs has also served as managing member of New Ventures, a series of venture funds focused on biotechnology and healthcare. Mr. Riggs served as the President of Biomatrix, Inc., a biomedical company, from 1996 until 2000. From 1991 to 1995, he was Chief Executive Officer of RF&P Corporation, an investment company owned by the Virginia Retirement System. He was also Managing Director of PaineWebber and Company, in the mergers and acquisitions department. Mr. Riggs holds a Bachelor of Arts degree from Middlebury College, Vermont and a Master of Business Administration degree from Columbia University. We believe that Mr. Riggs is qualified to serve on our board of directors due to his industry and management experience and public financial expertise.

Roberto Pedro Rosenkranz, Ph.D., M.B.A., age 70, has served on our board of directors since April 2010. Dr. Rosenkranz was Chairman and Chief Executive Officer of ROXRO Pharma, Inc., a pharmaceutical company, from October 1999 to December 2010. He was Executive Chairman of Altos Therapeutics LLC, a pharmaceutical company, from 2012 until Altos Therapeutics LLC was sold in 2017. Dr. Rosenkranz is on the board of directors of the Ronald and Ann Williams Charitable Foundation. Prior to assuming his leadership role at ROXRO, Dr. Rosenkranz was President and Chief Operating Officer of Scios, Inc., a biopharmaceutical company, from 1996 to 1997. From 1995 to 1996, he occupied multiple research, development and marketing positions at Roche Laboratories, Inc., a pharmaceutical company. From 1982 to 1996, Dr. Rosenkranz occupied multiple research, development and marketing positions at Syntex Laboratories, Inc., a pharmaceutical company. Dr. Rosenkranz previously held board positions at Medcenter Solutions do Brasil SA, Gemini Genomics Limited (also referred to as Gemini Genomics Plc), and Pherin Pharmaceuticals, Inc. Dr. Rosenkranz received a Bachelor of Arts degree in Psychology from Stanford University, a Doctor of Philosophy degree in Pharmacology and Toxicology from the University of California, Davis, and a Master of Business Administration degree from Santa Clara University. We believe that Dr. Rosenkranz is qualified to serve on our board of directors because of his scientific and technical background, as well as his experience in various leadership and management roles in the pharmaceutical industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED CLASS III DIRECTOR NOMINEE.

DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of our board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Suzanne Blaug, Jeffrey L. Edwards, Jeffrey W. Henderson, Maykin Ho, Ph.D., Thomas F. Kearns Jr., Kalevi Kurkijärvi, Ph.D., Gerald Lema, Rory B. Riggs, Roberto Pedro Rosenkranz, Ph.D., M.B.A., James A. Schoeneck, and Toshinari Tamura, Ph.D., currently representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of NASDAQ. Our board of directors also determined that Messrs. Edwards and Lema and Dr. Ho, who comprise our audit committee, Mr. Kearns, Ms. Blaug, Mr. Lema, and Mr. Riggs, who comprise our compensation committee, and Mr. Henderson, Ms. Blaug, and Mr. Riggs and Dr. Rosenkranz, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of NASDAQ. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Enrique Conterno, the Company’s Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

Our board of directors believes that the composition, strength, and experience of the current members of the Board, with 11 of the 12 current members qualifying as independent directors, including our Chairperson of the Board will ensure that our board of directors continues to perform its duties independently as it concentrates on the most important areas of concern to the Company and evaluates the performance of the Company’s executive officers, including our Chief Executive Officer.

Our board of directors appointed Mr. Schoeneck as Chairperson of the Board in January 2020. The responsibilities of our Chairperson of the Board include: establishing the agenda for regular board of directors meetings and serving as Chairperson of such meetings; establishing the agenda for meetings of the independent directors; coordinating with the committee Chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and presiding at all meetings of the stockholders. In addition, Mr. Kearns served as lead independent director from June 2017 until August 2019, to help ensure the effective independent functioning of the board of directors in its oversight responsibilities. Mr. Kearns served as Chairperson of the Board following the unexpected passing of Mr. Neff in August 2019 until January 2020 when Mr. Schoeneck was appointed Chairperson.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors legal matters and compliance with legal and regulatory requirements regarding the Company’s financial statements and accounting or other policies. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee Chairs to report findings regarding material risk exposures to our board of directors as quickly as possible. In addition, our board of directors meets with certain members of our executive team, including the heads of our business, compliance and regulatory functions, who discuss the risks and exposures involved in their respective areas of responsibility, as well as any developments that could impact our risk profile or other aspects of our business.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 12 times during the year ended December 31, 2019, including telephone conference meetings. All directors attended or participated in at least 75% of the aggregate number of meetings of the Board and the committees on which they served during the portion of 2019 for which they were directors and committee members.

As required under applicable NASDAQ listing standards during the year ended December 31, 2019, the Company’s independent directors met in regularly scheduled executive sessions, a total of three times at which only independent directors were present.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has three committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for the year ended December 31, 2019 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Suzanne Blaug (1)			X		X
Jeffrey L. Edwards (2)	X	*
Jeffrey W. Henderson (3)					X	*
Maykin Ho, Ph.D. (4)	X
Thomas F. Kearns Jr. (5)			X	*	X	*
Kalevi Kurkijärvi, Ph.D. (6)	X
Gerald Lema (7)	X		X
Rory B. Riggs (8)			X		X
Roberto Pedro Rosenkranz, Ph.D., M.B.A. (9)					X
Jorma Routti, Ph.D. (10)			X
James A. Schoeneck (11)	X		X	*
Toshinari Tamura, Ph.D. (12)					X
Total meetings in 2019	4		7		6

*	Committee Chair
(1)	Ms. Blaug became a member of the compensation committee and nominating and corporate governance committee on September 5, 2019.
(2)	Mr. Edwards was the Chair of the audit committee throughout 2019.
(3)	Mr. Henderson was a member of the nominating and corporate governance committee prior to the start of 2019 until September 5, 2019 when he became the Chair of this committee.

(4)	Dr. Ho became a member of the audit committee on June 5, 2019.
(5)

Mr. Kearns was the Chair of the nominating and corporate governance committee and a member of the compensation committee prior to the start of 2019 until September 5, 2019, at which time Mr. Kearns stepped down as the Chair of the nominating and corporate governance committee and became the Chair of the compensation committee.

(6)	Dr. Kurkijärvi was a member of the audit committee prior to the start of 2019 until September 5, 2019.
(7)	Mr. Lema became a member of the compensation committee on June 5, 2019 and a member of the audit committee on August 26, 2019.
(8)	Mr. Riggs was a member of the compensation committee and nominating and corporate governance committee throughout 2019.
(9)	Dr. Rosenkranz was a member of the nominating and corporate governance committee throughout 2019.
(10)	Dr. Routti was a member of the compensation committee prior to the start of 2019 until June 5, 2019.
(11)	Mr. Schoeneck was Chair of the compensation committee and a member of the audit committee prior to the start of 2019 until August 26, 2019.
(12)	Dr. Tamura was a member of the nominating and corporate governance committee prior to the start of 2019 until September 5, 2019.

The audit committee, compensation committee, and nominating and corporate governance committee each have authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. Our board of directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our audit committee consists of Mr. Edwards, Dr. Ho and Mr. Lema. Our board of directors has determined that Mr. Edwards, Dr. Ho and Mr. Lema are independent under NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our audit committee is Mr. Edwards. Our board of directors has determined that Mr. Edwards and Dr. Ho are each an “audit committee financial expert” within the meaning of the SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and approving fees payable to such firm;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;
•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis. The audit committee met four times during the year ended December 31, 2019. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/8d232fec-1ae0-4460-bd9c-efe8a8c8e8b8; however, information found on our website is not incorporated by reference into this proxy statement.

Compensation Committee

Our compensation committee consists of Ms. Blaug and Messrs. Kearns, Lema, and Riggs. Our board of directors has determined that Ms. Blaug and Messrs. Kearns, Lema, and Riggs are independent under NASDAQ listing standards, each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and each is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Chair of our compensation committee is Mr. Kearns. The functions of this committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our stock and equity incentive plans;
•	selecting independent compensation consultants, approving fees payable to them, and assessing any conflicts of interest of compensation consultants;
•	reviewing and discussing the Company’s Compensation Discussion and Analysis, and recommending that it be included in the proxy statement;
•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation strategy.

Under its charter, our compensation committee may form, and delegate authority to, subcommittees as appropriate.

Our compensation committee met seven times during the year ended December 31, 2019. The charter of our compensation committee is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/0d46a36f-e285-40c7-bf27-f70f84da5b91; however, information found on our website is not incorporated by reference into this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Blaug and Messrs. Henderson and Riggs and Dr. Rosenkranz. Our board of directors has determined that Ms. Blaug and Messrs. Henderson and Riggs and Dr. Rosenkranz are independent under the current rules and regulations of the SEC and NASDAQ. The Chair of our nominating and corporate governance committee is Mr. Henderson. The functions of this committee include:

•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•	evaluating the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	reviewing management succession plans;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•	overseeing an annual evaluation of our board of directors’ performance.

The nominating and corporate governance committee met six times during the year ended December 31, 2019. The charter of the nominating and corporate governance committee is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/e6dbaa39-4209-4cc6-8cf2-d2227ec3c9f6; however, information found on our website is not incorporated by reference into this proxy statement.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of our board of directors and the Company, to maintain a balance of knowledge, experience, and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors by majority vote.

The nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation to the Company’s Secretary at the following address: FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158, no later than the close of business on March 6, 2021 nor earlier than the close of business on February 4, 2021; provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 5, 2021 or after July 4, 2021, then the proposal must be received no earlier than the close of business on the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. Submissions must include the name, age, business address, and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition, and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our board of directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our Secretary reserves the right not to forward to our board of directors or any individual director any unduly frivolous, hostile, threatening, or similarly inappropriate materials.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive officer, Enrique Conterno (as of January 6, 2020), principal financial officer, Pat Cotroneo, and all other executive officers. This Code of Business Conduct and Ethics is available on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/a9d04c12-9fb7-41b7-b5e9-19d8eeb73361. A copy may also be obtained without charge by contacting investor relations, attention Director of Investor Relations, 409 Illinois Street, San Francisco, California 94158, or by calling (415) 978-1200. We plan to post on our website at the address described above any future amendments to or waivers of our Codes of Business Conduct and Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is currently or has been at any time during the last year one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

Our board of directors adopted a non-employee director compensation policy in connection with our initial public offering. The initial adoption and each subsequent amendment of the non-employee director compensation policy was adopted following a benchmarking review with our independent compensation consultant of our peer group and overall board compensation trends. This policy was amended on March 4, 2015, February 23, 2016, June 5, 2018, June 5, 2019, and February 10, 2020. Pursuant to this policy, our non-employee directors are paid annual cash compensation of $50,000 each and our non-executive Chairperson is paid annual cash compensation of $100,000. In addition, non-employee directors are paid $10,000 annually for serving on our audit committee ($20,000 annually for the Chairperson), $7,500 annually for serving on our compensation committee ($17,500 annually for the Chairperson), and $5,000 annually for serving on our nominating and corporate governance committee ($10,000 annually for the Chairperson). Non-employee directors are reimbursed for their reasonable out-of-pocket expenses to cover attendance at and participation in meetings of our board of directors and other activities performed in the course of their service on the Board.

Our non-employee directors are granted initial and/or annual option and restricted stock unit (“RSU”) grants under our 2014 Equity Incentive Plan (the “2014 Plan”). Newly appointed or newly elected directors will be granted an option to purchase 10,400 shares of our common stock. The initial option grant will vest in equal quarterly installments over three years from the date of grant, subject to the non-employee director’s continuous service on each applicable vesting date. On the date of each annual meeting of our stockholders, each individual who is elected or appointed as a non-employee director and each other non-employee director who continues to serve as a non-employee director immediately after such annual meeting of our stockholders will be granted (a) an option to purchase 7,800 shares of our common stock, and (b) RSUs covering 4,700 shares of our common stock; provided, that if the individual is elected or appointed to our board of directors at a time other than at our annual meeting of stockholders, the number of shares of our common stock subject to such annual grant will be pro-rated based on the number of days between the date of such director’s election or appointment and the first anniversary of the most recent annual stockholder meeting to occur prior to such director’s election or appointment to our board of directors. The annual option and RSU grants will vest upon the earlier of (x) June 6 of the following year and (y) the following year’s annual stockholder meeting, subject to the non-employee director’s continuous service. All options granted under our non-employee director compensation policy will be granted with an exercise price equal to the fair market value of our common stock on the grant date. The vesting of all options and RSUs will cease upon a non-employee director’s resignation from our board of directors or other cessation of service, unless our board of directors determines otherwise. All unvested options and RSUs will vest in full immediately prior to a change in control (as defined in the 2014 Plan), subject to the non-employee director’s continuous service as of the day prior to the closing of such change in control.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2019:

Name	Fees Earned or Paid in Cash (1)	Stock Option Awards (2)(3)	RSU Awards (2)(3)	All Other Compensation	Total
Suzanne Blaug	$32,580	$427,269	$185,641	$—	$645,490
Jeffrey L. Edwards	$70,000	$179,624	$183,441	$—	$433,065
Jeffrey W. Henderson	$56,603	$179,624	$183,441	$—	$419,668
Maykin Ho, Ph.D.	$55,714	$179,624	$183,441	$—	$418,779
Thomas F. Kearns Jr.	$89,565	$179,624	$183,441	$—	$452,630
Kalevi Kurkijärvi, Ph.D.	$54,313	$179,624	$183,441	$—	$417,378
Gerald Lema	$60,707	$179,624	$183,441	$—	$423,772
Rory B. Riggs	$62,500	$179,624	$183,441	$—	$425,565
Roberto Pedro Rosenkranz, Ph.D., M.B.A.	$55,000	$179,624	$183,441	$—	$418,065
Jorma Routti, Ph.D. (4)	$24,800	$-	$-	$—	$24,800
James A. Schoeneck (5)	$50,543	$179,624	$183,441	$—	$413,608
Toshinari Tamura, Ph.D.	$53,397	$179,624	$183,441	$—	$416,462

(1)

Amounts shown in this column represent the annual cash fees paid to each director in fiscal year 2019 under our non-employee director compensation policy, which includes the annual retainers as set forth below:

Name	Annual Retainer
All Non-Employee Directors	$50,000
Non-Executive Chairperson*	$100,000
Lead Independent Director*	$22,500
Audit Committee Chairperson*	$20,000
Compensation Committee Chairperson*	$17,500
Nominating and Corporate Governance Committee Chairperson*	$10,000
Audit Committee Member (other than Chairperson)*	$10,000
Compensation Committee Member (other than Chairperson)*	$7,500
Nominating and Corporate Governance Committee Member (other than Chairperson)*	$5,000

*	Paid in addition to the annual retainer paid to all non-employee directors.
(2)

The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the stock option and RSU awards granted to our non-employee directors during the fiscal year ended December 31, 2019, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	The following table lists the aggregate number of shares with respect to the outstanding option awards and RSUs held by each of our non-employee directors as of December 31, 2019:

Name	Number of Shares Subject to Outstanding Options as of December 31, 2019	Number of Shares Subject to Outstanding RSUs as of December 31, 2019
Suzanne Blaug	18,114	4,648
Jeffrey L. Edwards	56,968	4,700
Jeffrey W. Henderson	59,696	4,700
Maykin Ho, Ph.D.	21,208	4,700
Thomas F. Kearns Jr.	112,800	4,700
Kalevi Kurkijärvi, Ph.D.	55,800	4,700
Gerald Lema	34,414	4,700
Rory B. Riggs	61,800	4,700
Roberto Pedro Rosenkranz, Ph.D., M.B.A.	37,800	4,700
Jorma Routti, Ph.D. (4)	6,000	-
James A. Schoeneck (6)	158,900	62,000
Toshinari Tamura, Ph.D.	25,800	4,700

(4)	Dr. Routti was a director until June 5, 2019.
(5)

Includes retainer fees earned by Mr. Schoeneck and stock option and RSU awards granted to Mr. Schoeneck for his service as a director only. Does not include the stock option and RSU awards that Mr. Schoeneck was granted in connection with his appointment as Interim CEO in August 2019. The awards granted to Mr. Schoeneck in connection with his service as Interim CEO are included in the granted equity awards table in the section below entitled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation”.

(6)	Includes stock options and RSUs granted to Mr. Schoeneck in connection with his appointment as Interim Chief Executive Officer.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In 2018, our board of directors adopted formal guidelines for ownership of shares of our common stock by our directors. These guidelines require our directors to achieve and maintain ownership of shares valued at three times their annual cash retainer within five years of adoption of the policy or election to the Board. Shares owned outright and vested in-the-money options (counted at 50% of value) apply towards the calculation of compliance with the guidelines. The average tenure of our directors as of December 31, 2019 is approximately 10 years, during which each of them has established an ownership position in the Company, and each of our directors is in compliance with the ownership requirements of the guidelines.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are aligned with our stockholders’ interests and consistent with current market practices.  Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our board of directors, our compensation committee of the board of directors, or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, our board of directors and our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless our board of directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will take place at the 2021 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at our 2020 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, our audit committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal years ended December 31, 2019 and December 31, 2018.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Audit Fees (1)	$2,155	$1,511
Audit Related Fees	$-	$-
Tax Fees (2)	$12	$48
All Other Fees (3)	$5	$5
Total Fees	$2,172	$1,564

(1)

Audit Fees consist of professional services rendered in connection with the integrated audit of our annual consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Audit Fees also consist of services provided in connection with the issuance of comfort letters and consents for SEC filings.

(2)	Tax Fees consist of fees billed primarily for tax compliance and consulting services related to local business tax matters, and Section 382 analysis related to the Company’s net operating losses.
(3)	Includes professional services rendered in connection with integration work on a new enterprise resource planning (“ERP”) system plus an annual subscription to a technical accounting database.

PRE-APPROVAL POLICIES AND PROCEDURES

In accordance with the audit committee charter, our audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services, and other services. Any pre-approval is detailed as to the particular service or category of services. Our audit committee may elect to delegate pre-approval authority to one or more designated audit committee members in accordance with its charter. Our audit committee pre-approved all services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2018.

Our audit committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence. Our audit committee has determined that the provision of the services noted above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

Our audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with management of the Company. Our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Our audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, our audit committee has recommended to our board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by the members of the audit committee:

Jeffrey L. Edwards, Chair

Maykin Ho, Ph.D.

Gerald Lema

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

NAMED EXECUTIVE OFFICERS

The following table sets forth certain information about our named executive officers as of March 31, 2020:

Name	Age	Position
Enrique Conterno (1)	53	Chief Executive Officer and Director
Christine L. Chung	52	Senior Vice President, China Operations
Pat Cotroneo	56	Chief Financial Officer
Elias Kouchakji, M.D.	64	Senior Vice President, Clinical Development, Drug Safety and Pharmacovigilance
K. Peony Yu, M.D.	57	Chief Medical Officer
(1)	Mr. Conterno was appointed Chief Executive Officer of FibroGen effective January 6, 2020.

For information for Mr. Conterno, please refer to “Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting — Class III” above.

Christine L. Chung has served as our Senior Vice President, China Operations, since 2007. Ms. Chung also serves as Director of our subsidiary FibroGen International (Hong Kong) Limited since 2018, and as the Managing Director of our subsidiary, FibroGen (China) Medical Technology Development Co., Ltd and Director of our subsidiary FibroGen International (Cayman) Limited since 2019. Ms. Chung brings more than 25 years of experience in growing businesses from start-up through various phases of corporate development. Ms. Chung serves in the role of Project Leader of our U.S.-based China development efforts and has overall responsibility for our China local operations. Under Ms. Chung’s leadership, our China strategy has advanced from conceptualization to commercial stage. Prior to joining FibroGen, Ms. Chung was Vice President, Business Development, at eMed Technologies and a management consultant with Monitor Group, the predecessor company of Monitor Deloitte. Ms. Chung received her Bachelor of Arts, magna cum laude, from Harvard University and is a native of Hong Kong.

Pat Cotroneo has served as our Chief Financial Officer since 2008. Mr. Cotroneo joined us in 2000 as Controller, was promoted to Vice President of Finance, and subsequently promoted to Chief Financial Officer in 2008. Prior to joining us, Mr. Cotroneo was at SyStemix, Inc. where he assumed Controller responsibilities for both SyStemix and Genetic Therapy, Inc. (Novartis subsidiaries) from 1993 to 2000. Prior to SyStemix, he was employed by Deloitte & Touche from 1987 to 1993 in various positions. Mr. Cotroneo received a Bachelor of Science degree with honors from the University of San Francisco and was selected a Louise M. Davies scholar.

Elias Kouchakji, M.D., has served as our Senior Vice President, Clinical Development, Drug Safety, and Pharmacovigilance, since FibroGen in 2014. Dr. Kouchakji brings more than 25 years of experience in product development, drug safety, and clinical practice. Previously, he served as Executive Medical Director, Safety, at Amgen, Inc., supporting the development and commercialization of Aranesp®, among other programs. Prior, Dr. Kouchakji was the Global Head Pharmacovigilance and Risk Management at Elan Pharmaceuticals, Inc. (now Perrigo Company plc), Head of U.S. Safety at Hoffmann-La Roche (Roche), and Director, Drug Safety and Pharmacovigilance at Serono (now EMD Serono). Prior to his transition to industry, Dr. Kouchakji was a practicing physician with specialization in surgery, having earned his Doctor of Medicine degree at Damascus University.

K. Peony Yu, M.D., served as our Vice President of Clinical Development from December 2008 until April 2016 when she was promoted to Chief Medical Officer. Dr. Yu brings to us expertise in design and execution of all phases of clinical development programs, including clinical and regulatory strategy, interactions with regulatory authorities in the United States and European Union, as well as experience with successful leadership of clinical teams. Prior to joining us, Dr. Yu was Vice President of Clinical Research at Anesiva, Inc., where she was responsible for management of clinical research, statistics/data management, clinical operations, and medical affairs/medical information for all clinical programs, including the late-stage clinical development and approval of Zingo®, a drug-device combination for pain management. Prior to Anesiva, Dr. Yu was Director, Clinical Development at ALZA Corporation (a subsidiary of Johnson & Johnson) where she was Global Clinical Lead for IONSYS®, a drug-device combination for post-operative pain, and led a successful New Drug Application resubmission with the U.S. Food and Drug Administration and multiple interactions with European regulatory authorities resulting in marketing approval in 25 European countries. Prior to ALZA, Dr. Yu held previous posts at Pain Therapeutics, Inc. and at Elan Pharmaceuticals. Dr. Yu received a Bachelor of Science degree in Chemical Engineering and a Doctor of Medicine degree both from the University of California, Davis, followed by residency training at Stanford Medical School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy and objectives and the key highlights of our executive compensation program. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers for 2019, including the key factors that our compensation committee considered in determining their compensation.

In 2019, our named executive officers consisted of the following individuals:

•	Thomas B. Neff, our Chief Executive Officer (our “CEO”) and Chairperson of our board of directors;
•	James A. Schoeneck, our Interim Chief Executive Officer (our “Interim CEO”);
•	Christine L. Chung, our Senior Vice President, China Operations;
•	Pat Cotroneo, our Chief Financial Officer;
•	Elias Kouchakji, M.D., our Senior Vice President, Clinical Development, Drug Safety, and Pharmacovigilance; and
•	K. Peony Yu, M.D., our Chief Medical Officer.

Significant Management Developments in 2019

In August 2019, our CEO, Mr. Neff, passed away unexpectedly. Subsequently, Mr. Schoeneck, a member of our board of directors, was appointed our Interim CEO effective August 26, 2019. He continued to serve in that role through the end of 2019 and until the hiring or Enrique Conterno, our current CEO, on January 6, 2020.

We entered into an offer letter agreement with Mr. Conterno, our Chief Executive Officer, effective January 6, 2020. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Conterno’s annual base salary is $800,000, and his target bonus percentage is 75% of his base salary. In connection with his employment, Mr. Conterno was granted an award of 60,000 restricted stock units relating to shares of our common stock and an option to purchase 300,000 shares of our common stock, pursuant to the terms of the 2014 Plan (as defined below). Mr. Conterno also received a signing bonus of $250,000 that included all relocation expenses. Additional detail regarding Mr. Conterno’s compensation will be provided in the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders.

Executive Summary

2019 Executive Compensation Highlights

The following key compensation actions were taken by our compensation committee with respect to our named executive officers for 2019:

•	Base Salaries – Adjusted annual base salaries in amounts ranging from 2.9% to 10.0%, including a base salary adjustment of 2.9% for our CEO;
•	Target Annual Cash Bonus Opportunities – Maintained target annual cash bonus opportunities (as a percentage of base salary) at their 2018 levels;
•

Annual Cash Bonuses – Based on our achievement of 105.0% of our corporate goals and individual goal achievement, paid annual cash bonuses in amounts ranging from 106.4% to 110.6% of their target annual cash bonus opportunities to our named executive officers other than Mr. Schoeneck, who was not eligible to participate in our Incentive Compensation Plan, our annual cash bonus plan as amended in 2019, (the “2019 Bonus Plan”);

•

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of both stock options and restricted stock unit awards which may be settled in shares of our common stock (“RSUs”), in amounts ranging from 57,300 shares to 249,700 shares in the aggregate, including a stock option and an RSU granted to our CEO in the aggregate amount of 249,700 shares; and

•

Compensation for Interim CEO – After consultation with Compensia, our independent compensation consultant, with respect to the range of compensation for persons serving in the role of interim CEO, and in consideration of the specific circumstances under which Mr. Schoeneck took on the role, including the numerous upcoming key milestones for the Company shortly after his hire, Mr. Schoeneck was granted a stock option for 97,100 shares of our common stock and an RSU award that may be settled for 57,300 shares of our common stock on September 18, 2019 for service in his role as our Interim CEO. The vesting terms of these equity grants are described below in “Long Term Incentive Compensation”. In addition, he received a salary of $1,600,000 per year, and it was determined that that the target performance-based compensation would be incorporated into his base salary on a pro rata basis, and Mr. Schoeneck would not be eligible to participate in the 2019 Bonus Plan as Interim CEO given the timing and circumstances of his hire.

2019 Company Achievements

Consistent with our compensation philosophy and objectives, our compensation committee considered Company performance in 2019 when setting compensation for the year. In 2019, we continued to advance our key programs significantly and to make advancements across multiple platforms and programs, including hypoxia-inducible factor/anemia, idiopathic pulmonary fibrosis, and pancreatic cancer.

Our key operational results were as follows:

•	We achieved regulatory approval in China for roxadustat for the treatment of anemia caused by chronic kidney disease in patients who are non-dialysis-dependent.
•

We supported our partner Astellas in achieving regulatory approval in Japan for roxadustat and launched roxadustat for the treatment of anemia caused by chronic kidney disease in patients who are dialysis-dependent.

•

We submitted the U.S. New Drug Application for roxadustat for the treatment of anemia of chronic kidney disease, in non-dialysis-dependent and dialysis-dependent patients, which was accepted with a Prescription Drug User Fee Act date of December 20, 2020.

•

We announced positive topline pooled cardiovascular safety results from six U.S./European Union Phase 3 trials of roxadustat conducted by us, and our partners AstraZeneca and Astellas, for the treatment of anemia in patients with chronic kidney disease, in both dialysis-dependent, including the subpopulation of incident dialysis patients, and non-dialysis-dependent patients.

•	We achieved inclusion of roxadustat in the National Reimbursement Drug List in China, earning $22 million in milestone payments from AstraZeneca.
•	We launched roxadustat in China and had our first commercial sales.
•	The results of the two China Phase 3 studies were published in the New England Journal of Medicine.
•

We presented results from the open-label portion of our Phase 3 study of roxadustat for treatment of anemia in patients with myelodysplastic syndromes at the 2019 American Society of Hematology Annual Meeting.

•	We initiated a Phase 2 open-label study of roxadustat for chemotherapy-induced anemia.
•	We initiated ZEPHYRUS, a randomized, double-blind, placebo-controlled pivotal Phase 3 study of pamrevlumab in patients with idiopathic pulmonary fibrosis.
•

We initiated LAPIS, a randomized, double-blind, placebo-controlled pivotal Phase 3 study evaluating pamrevlumab in combination with gemcitabine and nab-paclitaxel as a neoadjuvant therapy for locally advanced unresectable pancreatic cancer.

•	We were granted Orphan Drug designation by the U.S. Food and Drug Administration for pamrevlumab for the treatment of patients with Duchenne Muscular Dystrophy.
•	We reported positive data from the first year of treatment in our Phase 2 clinical trial of pamrevlumab for the treatment of Duchenne Muscular Dystrophy.

2019 Named Executive Officer Achievements

Consistent with our compensation philosophy and objectives, our compensation committee considered the following key achievements of our named executive officers during 2019 when determining the payouts under our 2019 Bonus Plan. Despite not being eligible for a payment under the 2019 Bonus Plan, we have included Mr. Schoeneck’s accomplishments below.

•

Mr. Schoeneck – During his time as Interim CEO, Mr. Schoeneck had several achievements, including, overseeing the submission of the roxadustat New Drug Application, achieving the inclusion of roxadustat in the National Reimbursement Drug List in China, presenting roxadustat Phase 3 data at the American Society of Nephrology, and ensuring a stable transition for the Company until the hire of Enrique Conterno as the new CEO.

•

Ms. Chung – Ms. Chung was recognized for her efforts in securing regulatory approval in China for roxadustat for the treatment of anemia of chronic kidney disease in non-dialysis-dependent patients, in the commercial launch of roxadustat, in obtaining entry into the National Reimbursement Drug List for roxadustat, in development and oversight of donation and sampling programs in China, with respect to competitive positioning, medical affairs and government affairs strategies to protect our market leadership position within the hypoxia-inducible factor class, and with respect to partner activities.

•

Mr. Cotroneo – Mr. Cotroneo was recognized for his efforts toward implementation of the new company human resource and financial approval systems, implementation of ERP systems in China in advance of commercialization, establishment of a compliance program in support of roxadustat launch in China, achievement of compliance of certain internal processes with Sarbanes-Oxley requirements, and hiring efforts in advance of commercialization.

•

Dr. Kouchakji – Dr. Kouchakji was recognized for his efforts in support of the review and interpretation of global safety data including MACE analyses for the Phase 3 roxadustat program, his support for the roxadustat  New Drug Application submission, his build-out of the drug safety department to prepare for commercial launch of roxadustat, his oversight of safety data from a donation program in China, the initiation of and enrollment of patients in the idiopathic pulmonary fibrosis and locally advanced unresectable pancreatic cancer Phase 3 studies, and for global regulatory efforts in support of the Duchenne Muscular Dystrophy, idiopathic pulmonary fibrosis, and locally advanced unresectable pancreatic cancer programs.

•

Dr. Yu – Dr. Yu was recognized for her efforts in the completion of the roxadustat pooled MACE safety data analyses, the roxadustat New Drug Application submission to the U.S. Food and Drug Administration, work on the Marketing Authorization Application submission to European Medicines Agency, securing regulatory approval in China for roxadustat for the treatment of anemia of chronic kidney disease in non-dialysis-dependent patients, the approval in Japan of roxadustat for the treatment of anemia in dialysis-dependent patients, the initiation of and enrollment of patients in the idiopathic pulmonary fibrosis and locally advanced unresectable pancreatic cancer Phase 3 studies, and for efforts relating to development of additional indications for roxadustat.

Pay for Performance

We believe our executive compensation program for 2019 was reasonable and competitive, and appropriately balanced the goals of attracting, motivating, rewarding, and retaining our named executive officers within the context of effective cost management. To ensure our named executive officers’ interests were aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity was “at-risk” and the actual payment was commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan plus stock options and RSUs that are used to deliver long-term incentive compensation opportunities. We believe that stock options and RSUs are key incentives for our named executive officers to drive long-term stockholder value creation. To ensure that we remain faithful to our compensation philosophy, our compensation committee will continue to evaluate the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and ultimately realized) from such awards in subsequent years, and our total stockholder return over this period.

Executive Compensation Philosophy and Program Design

Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, the primary objectives of our executive compensation program are to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;
•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•

Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Compensation Policies and Practices

We have adopted the following compensation policies and practices to align our executive compensation program with our philosophy and corporate governance policies and practices:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance and short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders;

•

No Pension or Deferred Compensation Plans. Except for our Section 401(k) plan, for which we provide Company matching contributions, we do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide limited if any perquisites or other personal benefits to our executive officers;
•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any “gross-ups” on any severance or change in control payments or benefits;
•

“Double-Trigger” Change in Control Arrangements. All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives;
•

Executive Officer Stock Ownership Guidelines. We maintain formal guidelines for ownership of shares of our common stock by our named executive officers. See “Executive Officer Stock Ownership Guidelines” below for further details; and

•

Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and members of our board of directors, from hedging or pledging our securities. For additional details, see “Insider Trading Policy” below.

Program Design

We structure the annual compensation of our named executive officers using three principal elements: base salaries, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of stock options and RSUs. We emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan, as well as the stock options and RSUs that we use to deliver long-term incentive compensation opportunities.

While our compensation committee does not have any formal policies for allocating compensation among the three components, our compensation committee reviews relevant market compensation data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that our compensation is competitive and that we are able to attract and retain capable named executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

Consideration of 2019 Advisory Say-On-Pay Vote; Frequency of Say-On-Pay Vote

We hold an annual advisory stockholder vote to approve our named executive officer compensation and will continue to do so until we receive the results of our next say-on-pay frequency vote, which is scheduled to be held in 2023. On June 5, 2019, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders approved the compensation of our named executive officers, with over 98% of the stockholder votes that were cast being in favor of our 2019 say-on-pay resolution. Noting the overwhelmingly favorable result of this vote, for 2019, the compensation committee retained our general approach to our executive compensation program.

Governance of Executive Compensation Program

Role of our Compensation Committee

Our board of directors established our compensation committee for the purposes of:

•	overseeing, evaluating, and approving our compensation and benefits policies generally;
•	overseeing, evaluating, and approving our compensation plans, policies, and programs applicable to our named executive officers;
•	overseeing, evaluating, and recommending to our full board of directors for approval compensation plans and arrangements for the non-employee members of our board of directors;
•

determining and overseeing the process of evaluating the performance of our CEO and our other named executive officers, including setting compensation for the CEO and the other named executive officers; and

•	overseeing the preparation of, reviewing, and recommending the inclusion of this Compensation Discussion and Analysis in our Annual Reports on Form 10-K, proxy statements, and information statements.

Compensation Committee Processes and Procedures

Our compensation committee generally meets at least once in the first quarter of the year, and again throughout the year as needed. The agenda for each meeting is usually developed by the Chair of our compensation committee, in consultation with our CEO and other members of management. From time to time, members of management and other employees as well as outside advisors or consultants are invited by our compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our compensation committee also meets regularly in executive session.

Our CEO may not participate in, or be present during, any deliberations or determinations of our compensation committee regarding his compensation. The charter of our compensation committee grants the committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, our compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that our compensation committee considers necessary or appropriate in the performance of its duties. Our compensation committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our compensation committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to our compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the factors specified in NASDAQ Listing Rule 5605(d)(3)(D) or any successor provision, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

Our compensation committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards, and establish new performance objectives at one or more meetings typically held during the first quarter of the year. However, our compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, our compensation committee’s decision-making process comprises two related elements: the determination of compensation levels and the establishment and measurement of performance objectives for the current year.

For executive officers other than our CEO, our compensation committee solicits and considers evaluations and recommendations submitted to our compensation committee by our CEO. In the case of our CEO, the evaluation of his performance is conducted by our compensation committee, which determines his compensation as well as any equity awards to be granted to him. For all executive officers and directors as part of its deliberations, our compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to the executive officers in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of our compensation committee’s compensation consultant, including analyses of executive and director compensation paid at compensation peer group companies.

Role of Compensation Consultant

In 2019, our compensation committee retained Compensia, Inc., a national compensation consulting firm, to serve as its compensation consultant. Compensia serves at the discretion of our compensation committee. During 2019, Compensia regularly attended the meetings of our compensation committee (both with and without management present) and provided the following services:

•	consulting with our compensation committee Chair and other members between compensation committee meetings;
•	reviewing and recommending updates to the compensation peer group;
•

providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives, including review of the Company bonus plan;

•	providing competitive market data and analysis for the positions of interim CEO and CEO;
•	providing competitive market data for the position of non-executive chairperson of the board of directors;
•	providing competitive market data and analysis for executive change in control agreements;
•	review and analysis of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers; and
•	assessing executive compensation trends within our industry and providing updates on corporate governance and regulatory issues and developments.

At the request of our compensation committee, Compensia also conducted discussions with members of our compensation committee and senior management to learn more about the Company’s business operations and strategy, key strategic goals, as well as the labor markets in which the Company competes. Compensia provided market data and advice relating to executive compensation strategy, incentive design, and compensation mix. In each case, our compensation committee approved the final cash and equity compensation awards for our executive officers following review of the compensation consultant materials.

In 2019, Compensia’s consulting services were limited to our compensation committee, which regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive and non-employee director compensation. In 2019, our compensation committee considered the six specific independence factors adopted by the SEC and NASDAQ and determined that the work of Compensia raised no conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of comparable companies. This compensation peer group consists of biotechnology and pharmaceutical companies that are similar to us in terms of revenue, market capitalization, and number of employees at the time of the evaluation.

Initially in 2019, based on a review conducted by our compensation consultant in October 2018, our compensation committee used the following compensation peer group to assist with the determination of compensation for our named executive officers:

ACADIA Pharmaceuticals	Nektar Therapeutics
Acceleron Pharma	Neurocrine Biosciences
Agios Pharmaceuticals	Portola Pharmaceuticals
Alnylam Pharmaceuticals	Puma Biotechnology
bluebird bio	Sarepta Therapeutics
Clovis Oncology	Seattle Genetics
Exelixis, Inc.	Spark Therapeutics
Halozyme Therapeutics	TESARO, Inc.
Intercept Pharma	Ultragenyx Pharmaceutical
Ionis Pharmaceuticals

In October 2019, our compensation committee reviewed and updated the compensation peer group. In revising the compensation peer group, the following criteria were considered in identifying comparable companies:

•	similar industry – biotechnology or pharmaceuticals;
•	U.S Food and Drug Administration phase of lead product candidate – pending approval or commercial;
•	similar revenue size – less than ~3.0x estimated 2020 revenue (under $1.06 billion);
•	similar market capitalization – 1/3~3.0x our market capitalization ($1.3 billion to 12 billion);
•	headcount – ~1/3 to 3.0x our headcount (152 to 1,383 employees);
•	therapeutic area – companies with a hematology or oncology product focus; and
•	research-oriented companies with active clinical trials.

Following the consultation with Compensia, our compensation committee approved the following compensation peer group for use during the remainder of 2019:

ACADIA Pharmaceuticals	Nektar Therapeutics
Acceleron Pharma	Neurocrine Biosciences
Agios Pharmaceuticals	Portola Pharmaceuticals
Alnylam Pharmaceuticals	PTC Therapeutics
bluebird bio	Sage Therapeutics
Blueprint Medicines	Sarepta Therapeutics
Exelixis, Inc.	Seattle Genetics
Halozyme Therapeutics	Spark Therapeutics
Intercept Pharma	Ultragenyx Pharmaceutical
Ionis Pharmaceuticals

To analyze the compensation practices of the companies in our compensation peer group, our compensation committee’s compensation consultant gathered data from public filings (primarily proxy statements) and the Radford Global Life Science Survey. This market data was then used as a reference point for our compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

Our compensation committee reviews the compensation peer group annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2019, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of stock option and RSUs. When selecting and setting the amount of each compensation element for 2019, our compensation committee considered the following factors:

•

our performance against the applicable operational and financial objectives established by our compensation committee and our board of directors, see “—Executive Summary—2019 Company Achievements” above;

•

each individual named executive officer’s skills, experience, and qualifications and the scope of each named executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values, see “—Executive Summary—2019 Named Executive Officer Achievements” above;

•	compensation parity among our executive officers; and
•	compensation practices of our compensation peer group and positioning of each named executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

Base Salary

Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly-talented individuals.

Generally, we establish the initial base salaries of our named executive officers through arm’s length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, our compensation committee reviews the base salaries of our named executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2019, our compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, and the other factors described above. Following this review, our compensation committee determined that adjustments were necessary to maintain the competitiveness of our named executive officers’ base salaries and, consequently, decided to increase their base salaries from their 2018 levels.

The base salaries of our named executive officers for 2019 were adjusted as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Adjustment
Mr. Neff	$875,000	$900,000	2.9%
Mr. Schoeneck (1)	N/A	$1,600,000	N/A
Ms. Chung (2)	$400,000	$440,000	10.0%
Mr. Cotroneo	$471,000	$490,000	4.0%
Dr. Kouchakji (2)	$528,000	$550,000	4.2%
Dr. Yu	$564,000	$590,000	4.6%
(1)	Appointed Interim CEO effective as of August 26, 2019. Base salary includes pro rata portion of target bonus, and Mr. Schoeneck was not eligible to participate in the 2019 Bonus Plan.
(2)	Designated a named executive officer effective as of May 1, 2019.

Annual Cash Bonuses

For 2019, the Incentive Compensation Plan, as amended, was the single cash bonus plan (the “2019 Bonus Plan”) for our employees, including our named executive officers. Our board of directors and our compensation committee designed the 2019 Bonus Plan to motivate our eligible employees to achieve the following objectives, which align with our compensation philosophy:

•	provide a focus within the Company on the achievement of our corporate goals;
•	provide a clear link between the achievement of our corporate goals and the bonus payments to all eligible employees;
•	motivate and reward our employees who contribute to and achieve our corporate goals for the year; and
•	enable us to attract and retain high-quality employees.

The terms of the 2019 Bonus Plan include each participant’s target annual cash bonus opportunity and the formula for determining bonus payments based on corporate goals and individual goals. Whether a participant received an annual cash bonus payment pursuant to the 2019 Bonus Plan was determined by our compensation committee, in its sole discretion, based upon its assessment of our actual performance as measured against all of the corporate performance goals established for 2019, the participant’s individual goal achievement, as well as the recommendations from our CEO with respect to a specific employee’s performance.

The target annual cash bonus opportunities of our named executive officers for 2019 were as follows, which were set at the same target levels as in 2018 and were within the ranges used by the companies in our compensation peer group:

Named Executive Officer	2019 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2019 Target Annual Cash Bonus Opportunity ($)
Mr. Neff	75%	$675,000
Mr. Schoeneck (1)	N/A	N/A
Ms. Chung	50%	$220,000
Mr. Cotroneo	50%	$245,000
Dr. Kouchakji	50%	$275,000
Dr. Yu	50%	$295,000

(1)	Mr. Schoeneck did not participate in the 2019 Bonus Plan under the terms of his employment as Interim CEO. Instead, his base salary in 2019 included a pro rata portion of target bonus.

Corporate Performance Goals

The corporate performance goals under the 2019 Bonus Plan and, in the case of quantifiable goals, the related target levels, were selected based on our corporate priorities, goals, and objectives. These corporate performance goals included goals related to:

•	overseeing the achievement of pre-established research, clinical, regulatory, commercial and/or manufacturing milestones for our current drug development programs;
•	continued development and commercialization of roxadustat for the treatment of anemia, including in the context of and related to the expansion of programs within our strategic partnerships; and
•	continued development of pamrevlumab for the treatment of idiopathic pulmonary fibrosis, pancreatic cancer, and Duchenne Muscular Dystrophy.

In selecting these corporate performance goals, our compensation committee believed that they were appropriate drivers for our business as they provided a balance between strengthening our financial position, moving our various products through the research and development process and towards commercial acceptance, and growing our business, which enhance stockholder value over the short-term and long-term. Individual goals are given weightings as part of the goal setting process, and performance is assessed against the goal achievement, including over- and under-achievement. The related target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set.

2019 Bonus Plan Payments

Our 2019 Bonus Plan consists of individual goals and major corporate objectives to determine overall bonus awards for participants in the 2019 Bonus Plan, including the Company’s executive officers.  After consultation with and giving consideration to the recommendations of our CEO, our compensation committee determined that the amounts to be paid under the 2019 Bonus Plan would generally be determined based upon the achievement of both individual and corporate goals. For our named executive officers eligible to receive a bonus, the payout was based 80% on corporate goal achievement, and 20% individual goal achievement. The actual bonus payout percentage and individual awards are determined by the compensation committee based on its assessment of corporate goal achievement, and individual goal achievement based on recommendations of management (other than for the CEO) at a predetermined percentage for each employee, based on their position level.

After assessing the Company’s performance for the year, as detailed above in “—Executive Summary—2019 Company Achievements,” our compensation committee determined the aggregate level of corporate goal achievement for the Company was 105% of the target levels. There were approximately 12 corporate goals in 2019 covering the areas of roxadustat for chronic kidney disease anemia, anemia of myelodysplastic syndromes, and chemotherapy induced anemia, both for the global program and for China, and for pamrevlumab. All goals were determined to have been achieved to at least a 50% achievement level, and there was over-achievement up to the 150% level for a number of goals. The 2019 corporate goals included goals relating to the achievement of marketing authorization approval of roxadustat in China, the analysis and reporting of roxadustat global Phase 3 studies, submission of marketing authorization applications, including the New Drug Application in the U.S., development of roxadustat in anemia of myelodysplastic syndromes and chemotherapy induced anemia, and regulatory or clinical advancement in our pamrevlumab programs for idiopathic pulmonary fibrosis, pancreatic cancer, and Duchenne Muscular Dystrophy.

Based on our compensation committee’s review of Company performance and the performance of our eligible named executive officers against their individual goals, as described above in “—Executive Summary—2019 Named Executive Officer Achievements,” Ms. Chung had her bonus paid at 110.6% of her target level, with her individual goal achievement at 133% based on outstanding achievement in obtaining inclusion of roxadustat in the National Reimbursement Drug List; Mr. Cotroneo had his bonus paid at 108% of his target level, with his individual goal achievement at 120%; Dr. Kouchakji had his bonus paid at 106.4% of his target level, with his individual goal achievement at 112%; and Dr. Yu had her bonus paid at 107.4% of her target level with her individual goal achievement at 117%. The above individual goal achievement amounts include an increase of 20% to the individual goal achievement for our eligible named executive officers based on our compensation committee’s review of performance in the context of the loss of Mr. Neff, our founder, CEO and Chairperson, including performance of the additional responsibilities undertaken following his passing.

The target annual cash bonus opportunities and the actual cash bonus payments made to our named executive officers for 2019 were as follows:

Named Executive Officer	Target 2019 Cash Bonus Opportunity ($)	Payment Percentage for Corporate Performance Goals (80% of Bonus)	Percentage Increase for Individual Performance (20% of Bonus)	Total Performance Achievement (%)	Actual 2019 Cash Bonus Payment ($)
Mr. Neff (1)	$675,000	0.0%	0.0%	0.0%	$-
Mr. Schoeneck (2)	N/A	0.0%	0.0%	0.0%	$-
Ms. Chung	$220,000	105.0%	133.0%	110.6%	$243,320
Mr. Cotroneo	$245,000	105.0%	120.0%	108.0%	$264,600
Dr. Kouchakji	$275,000	105.0%	112.0%	106.4%	$292,600
Dr. Yu	$295,000	105.0%	117.0%	107.4%	$316,830

(1)	Mr. Neff passed away during 2019.
(2)	Mr. Schoeneck was not eligible to receive performance-based compensation in 2019 under the terms of his employment as Interim CEO.

Long-Term Incentive Compensation

Our compensation committee believes long-term incentive compensation is an effective means for focusing our named executive officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Currently, our compensation committee uses equity awards in the form of stock options and RSUs to deliver the annual long-term incentive compensation opportunities to our named executive officers and to address special situations as they may arise from time-to-time.

Our compensation committee believes stock options provide an effective performance incentive because our named executive officers derive value from their options only if our stock price increases (which benefits all stockholders) and they remain employed with us beyond the date that their options “vest” (that is, become exercisable). Our compensation committee also believes that RSUs help us to retain our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock is stable or declines.

As with their other elements of compensation, our compensation committee determines the amount of annual long-term incentive compensation for our named executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, the outstanding equity holdings of each named executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

Based on the determination of our compensation committee, the following equity awards were granted on February 5, 2019 to our named executive officers, other than Mr. Schoeneck who was granted the below equity awards on September 18, 2019 in connection with his appointment as Interim CEO:

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of our Common Stock (number of shares)		Equity Awards (grant date fair value)
Mr. Neff	156,100	93,600		$10,699,557
Mr. Schoeneck	97,100	57,300		$4,676,942
Ms. Chung	40,000	24,000		$2,742,600
		20,000	(1)	$1,146,600
Mr. Cotroneo	51,800	31,100		$3,552,814
Dr. Kouchakji	49,680	29,790		$3,405,277
		12,500	(1)	$716,625
Dr. Yu	55,200	33,100		$3,783,641
		20,000	(1)	$1,146,600
(1)

Ms. Chung, Dr. Kouchakji and Dr. Yu each received an additional special RSU award. These special RSU shares were awarded in recognition for past excellence and the significant value creation for their multi-year continuous management commitment and responsibility and increasing leadership roles to attain the following critical corporate goals: completion of roxadustat Phase 3 studies in the U.S. and Europe and obtaining market approval of roxadustat in China. These special RSUs vested as to 50% of the shares subject to the awards on September 6, 2019 with the remaining 50% of the shares vesting on March 6, 2020.

These stock options, other than Mr. Schoeneck’s, have an exercise price of $57.33 per share, the closing price of our common stock on February 5, 2019, and vest as to 1/4th of the shares of our common stock subject to the stock options on March 1, 2020 and as to 1/16th of the shares subject to the stock options quarterly thereafter, contingent on the named executive officer’s continued employment as of each vesting date. The RSUs vest as to 1/4th of the shares of our common stock subject to the awards on March 6, 2020 and as to 1/16th of the shares subject to the awards quarterly thereafter, contingent on the named executive officer’s continued employment as of each vesting date.

In connection with his appointment as our Interim CEO, on September 18, 2019, our compensation committee granted a stock option and RSU award to Mr. Schoeneck. The stock option granted to Mr. Schoeneck has an exercise price of $40.96 per share, the closing price of our common stock on September 18, 2019. Both the option and the RSU awards had the following vesting schedule: 50% of the shares vest, subject to continued service as Interim CEO, on the earlier of February 26, 2020 or upon the hiring of new CEO, and 50% of the shares vest on August 26, 2020, subject to continued service as Interim CEO, provided that if Mr. Schoeneck’s Interim CEO service terminates between February 26, 2020 and August 26, 2020, the awards vest pro-rata at the time service terminates based on the number of months of Interim CEO service past February 26, 2020 (rounding up for partial months) as a fraction of the six-month period. Since Mr. Conterno was hired as Chief Executive Officer in January 2020, the first 50% of the shares subject to the stock option and RSU awards vested upon that event, and the remaining shares subject to the stock option and RSU awards were cancelled.

Severance and Change in Control Benefits

Our named executive officers are party to severance agreements with us, the terms of which were established in 2014, and subsequently amended in 2016 and in 2019, in each case after consultation with our compensation consultant and review of compensation peer group data. These agreements provide for certain payments and benefits, which may include cash severance, equity acceleration, and certain other payments and benefits in connection with a CIC Termination, Ordinary Course Termination or Termination During 12 Months after CEO Change (each as described and defined below in the section entitled “Change in Control Arrangements”), with the latter two categories being added to the agreements in 2019. Each of our named executive officers holds stock options under one or both of our Amended and Restated 2005 Stock Plan and the 2014 Plan, as well as RSUs under the 2014 Plan, both of which will accelerate in full upon CIC Termination, and for which a limited portion will accelerate upon a Termination During 12 Months after CEO Change. See “Change in Control Arrangements” below for specific details of these severance and change in control payments and benefits for our named executive officers.

Given the nature of the industry in which we participate and the range of strategic initiatives that we may explore, we believe these severance and change of control payments and benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our named executive officers to find comparable employment following a termination of employment without “cause” or resignation with “good reason” in connection with or following a change of control of the Company, these severance and change of control payments and benefits are intended to ease the consequences to a named executive officer of an unexpected termination of employment. By establishing these severance and change of control payments and benefits, we believe we can mitigate the distraction and loss of our named executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Other Compensation Practices

Welfare and Health Benefits; Section 401(k) Plan

We maintain a Section 401(k) plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Commencing in 2014, active contributing participants in our 401(k) plan are eligible to receive employer-matching contributions of up to 2%, 4%, or 6% of base salary, depending upon the participant’s number of years of service. Employer matching contributions are subject to applicable annual Internal Revenue Code limits and are fully vested when made.

In addition, our named executive officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment and retention purposes.

During 2019, none of our named executive officers received perquisites or other personal benefits.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Insider Trading Policy; Prohibition on Hedging and Pledging

Our Insider Trading Policy prohibits hedging or short selling of our securities, the trading of any derivative securities related to our equity securities at any time, as well as engaging in short selling of our securities or, unless approved in advance by a designated clearance officer, purchases of our securities on margin. These restrictions apply to any shares granted to the employee or director as part of the compensation of the employee or director; or held, directly or indirectly, by the employee or director.

Executive Officer Stock Ownership Guidelines

We maintain formal guidelines for ownership of shares of our common stock by our executive officers. These guidelines require the CEO to achieve and maintain ownership of shares valued at five times his base salary, and other executive officers to achieve and maintain ownership of shares valued at their base salary, within five years of adoption of the policy or promotion to a covered role. Shares owned outright and vested in-the-money stock options (counted at 50% of value) apply towards the calculation of compliance with the guidelines. The average tenure of our named executive officers in 2019, excluding Mr. Neff and Mr. Schoeneck, was approximately 10 years, during which each of them has established a significant ownership position in the Company, and each of our named executive officers (other than Mr. Schoeneck, who is subject to the stock ownership guidelines for our board of directors) is in compliance with the ownership requirements of the guidelines.

Analysis of Risks Presented by our Executive Compensation Program and Policies

Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our executive compensation program does not encourage excessive or inappropriate risk taking and that the level of risk that it does encourage is not reasonably likely to have a material adverse effect on us. Our executive compensation program consists of both fixed and variable compensation. The fixed (base salary) portion is designed to provide a steady income regardless of our stock price performance so that our executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate our executives to produce positive short-term and long-term corporate results, while the fixed element is also sufficiently high such that our executives are not encouraged to take unnecessary or excessive risks in doing so. Because our named executive officers receive a significant portion of their compensation in the form of equity, with multiple year vesting, this discourages them from making short-term decisions that may result in long-term harm to the organization. Further, the performance goals used to determine the amount of a named executive officer’s cash bonus are measures that our compensation committee believes contribute to long-term stockholder value creation and promote the continued viability of the Company and are often focused on key events related to the overall success of our product development. Finally, compensation decisions include subjective considerations, which help to constrain the influence of formulas or objective factors on excessive risk taking.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their senior executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with tax reform legislation enacted in 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has generally been repealed. We will continue to monitor and review related guidance from the Internal Revenue Service as it becomes available, including the proposed regulations issued in late 2019.

In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a Change in Control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 during 2019, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 for our stock-based compensation awards. Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT*

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our compensation committee hereby recommends that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of our compensation committee:

Thomas F. Kearns Jr., Chair

Suzanne Blaug

Gerald Lema

Rory B. Riggs

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of FibroGen, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our named executive officers during 2019, 2018, and 2017.

Named Executive Officer	Year	Base Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All other Compensation ($)(3)	Total ($)
Thomas B. Neff	2019	$687,115	$5,366,088	$5,333,469	$-	$20,800	$11,407,472
Chief Executive Officer	2018	$875,000	$3,762,500	$3,715,635	$847,875	$23,034	$9,224,044
	2017	$840,000	$2,684,780	$2,850,751	$693,000	$20,160	$7,088,691
James A. Schoeneck (4)	2019	$564,103	$2,347,008	$2,329,934	$-	$6,920	$5,247,964
Interim Chief Executive Officer	--
	--
Christine L. Chung (5)	2019	$440,000	$2,522,520	$1,366,680	$243,320	$17,766	$4,590,286
Senior Vice President, China Operations	--
	--
Pat Cotroneo	2019	$490,000	$1,782,963	$1,769,851	$264,600	$18,972	$4,326,386
Chief Financial Officer	2018	$471,000	$1,505,000	$1,283,583	$294,281	$17,662	$3,571,526
	2017	$453,000	$971,169	$1,072,331	$249,150	$17,276	$2,762,926
Elias Kouchakji, M.D. (5)	2019	$550,000	$2,424,486	$1,697,417	$292,600	$20,586	$4,985,088
Senior Vice President, Clinical Development,	--
Drug Safety, and Pharmacovigilance	--
K. Peony Yu, M.D.	2019	$590,000	$3,044,223	$1,886,018	$316,830	$19,380	$5,856,451
Chief Medical Officer	2018	$564,000	$1,720,000	$1,857,818	$371,394	$19,152	$4,532,364
	2017	$525,000	$1,045,870	$1,154,818	$393,750	$18,331	$3,137,769

(1)

Reflects the grant date fair value of the stock options and RSUs granted as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Amount represents each of our named executive officers’ annual performance-based cash bonuses earned for 2019, 2018, and 2017 performance.
(3)	Amounts consist of the following:

For Mr. Neff, the 2019 amount consists of (i) payment of a $4,000 life insurance premium and (ii) a matching contribution of $16,800 to the FibroGen, Inc. 401(k) Plan. The 2018 amount consists of (i) payment of a $6,534 life insurance premium and (ii) a matching contribution of $16,500 to the FibroGen, Inc. 401(k) Plan. The 2017 amount consists of (i) payment of a $3,960 life insurance premium and (ii) a matching contribution of $16,200 to the FibroGen, Inc. 401(k) Plan.

For Mr. Schoeneck, the 2019 amount consists of (i) payment of a $1,320 life insurance premium and (ii) a matching contribution of $5,600 to the FibroGen, Inc. 401(k) Plan.

For Ms. Chung, the 2019 amount consists of (i) payment of a $966 life insurance premium and (ii) a matching contribution of $16,800 to the FibroGen, Inc. 401(k) Plan.

For Mr. Cotroneo, the 2019 amount consists of (i) payment of a $2,172 life insurance premium and (ii) a matching contribution of $16,800 to the FibroGen, Inc. 401(k) Plan. The 2018 amount consists of (i) payment of a $1,162 life insurance premium and (ii) a matching contribution of $16,500 to the FibroGen, Inc. 401(k) Plan. The 2017 amount consists of (i) payment of a $1,076 life insurance premium and (ii) a matching contribution of $16,200 to the FibroGen, Inc. 401(k) Plan.

For Dr. Kouchakji, the 2019 amount consists of (i) payment of a $3,786 life insurance premium and (ii) a matching contribution of $16,800 to the FibroGen, Inc. 401(k) Plan.

For Dr. Yu, the 2019 amount consists of (i) payment of a $2,580 life insurance premium and (ii) a matching contribution of $16,800 to the FibroGen, Inc. 401(k) Plan. The 2018 amount consists of (i) payment of a $2,652 life insurance premium and (ii) a matching contribution of $16,500 to the FibroGen, Inc. 401(k) Plan. The 2017 amount consists of (i) payment of a $2,131 life insurance premium and (ii) a matching contribution of $16,200 to the FibroGen, Inc. 401(k) Plan.

(4)	Appointed Interim CEO effective as of August 26, 2019 following the passing of Mr. Neff, CEO.
(5)	Designated a named executive officer effective as of May 1, 2019.

2019 Grants of Plan-Based Awards Table

The following table provides information with regard to each grant of plan-based award made to a named executive officer under any plan during the fiscal year ended December 31, 2019.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Number of Shares of Units (#)(2)	Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Awards ($)
		Target ($)
Thomas B. Neff
2014 Equity Incentive Plan
Stock Options	February 5, 2019	-		156,100	$57.33	$5,333,469
RSUs	February 5, 2019	-	93,600		$57.33	$5,366,088
2019 Bonus Plan		$675,000
James A. Schoeneck
2014 Equity Incentive Plan
Stock Options	September 18, 2019	-		97,100	$40.96	$2,329,934
RSUs	September 18, 2019	-	57,300		$40.96	$2,347,008
2019 Bonus Plan		$-
Christine L. Chung
2014 Equity Incentive Plan
Stock Options	February 5, 2019	-		40,000	$57.33	$1,366,680
RSUs	February 5, 2019	-	44,000		$57.33	$2,522,520
2019 Bonus Plan		$220,000
Pat Cotroneo
2014 Equity Incentive Plan
Stock Options	February 5, 2019	-		51,800	$57.33	$1,769,851
RSUs	February 5, 2019	-	31,100		$57.33	$1,782,963
2019 Bonus Plan		$245,000
Elias Kouchakji, M.D.
2014 Equity Incentive Plan
Stock Options	February 5, 2019	-		49,680	$57.33	$1,697,417
RSUs	February 5, 2019	-	42,290		$57.33	$2,424,486
2019 Bonus Plan		$275,000
K. Peony Yu, M.D.
2014 Equity Incentive Plan
Stock Options	February 5, 2019	-		55,200	$57.33	$1,886,018
RSUs	February 5, 2019	-	53,100		$57.33	$3,044,223
2019 Bonus Plan		$295,000

(1)

The amount in the table above reflects the value of the target bonus award of each respective named executive officer for the year ended December 31, 2019 under the 2019 Bonus Plan approved by our compensation committee. Such amounts do not reflect the actual payments made to the named executive officers. The 2019 bonus award amounts actually paid in 2019 to our named executive officers under the 2019 Bonus Plan are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and the accompanying footnote. Please refer to “Compensation Discussion and Analysis” above for a description of the 2019 Bonus Plan. There are no threshold or maximum values of cash bonus awards under the 2019 Bonus Plan.

(2)

The RSUs granted on February 5, 2019 vest as to 1/4th of the shares of our common stock subject to the awards on March 6, 2020 and as to 1/16th of the shares subject to the awards quarterly thereafter, contingent on the named executive officer’s continued employment as of each vesting date. Ms. Chung, Dr. Kouchakji and Dr. Yu each received a special RSU award on February 5, 2019 that is included in the RSU share count in the table above. These special RSUs to Ms. Chung (20,000), Dr. Kouchakji (12,500) and Dr. Yu (20,000) have a vesting schedule of 50% of the shares to vest at six months on September 6, 2019 and 50% of the shares to vest at one year on March 6, 2020. In addition, for the RSUs granted to Mr. Schoeneck on September 18, 2019, 50% vest, subject to continued service as Interim CEO, on the earlier of February 26, 2020 or upon the hiring of a new CEO, and 50% of the RSUs vest on August 26, 2020, subject to continued service as Interim CEO, provided that if Mr. Schoeneck’s Interim CEO service terminates between February 26, 2020 and August 26, 2020, the RSUs vest pro-rata at the time service terminates based on the number of months of Interim CEO service past February 26, 2020 (rounding up for partial months) as a fraction of the six-month period.

(3)

The stock options granted on February 5, 2019 vest as to 1/4th of the shares of our common stock subject to the stock options on March 1, 2020 and as to 1/16th of the shares subject to the stock options quarterly thereafter, contingent on the named executive officer’s continued employment as of each vesting date. In addition, for the stock options granted to Mr. Schoeneck on September 18, 2019, 50% of the shares vest, subject to continued service as Interim CEO, on the earlier of February 26, 2020 or upon the hiring of a new CEO, and 50% of the shares vest on August 26, 2020, subject to continued service as Interim CEO, provided that if Mr. Schoeneck’s Interim CEO service terminates between February 26, 2020 and August 26, 2020, the options vest pro-rata at the time service terminates based on the number of months of Interim CEO service past February 26, 2020 (rounding up for partial months) as a fraction of the six-month period.

(4)

Options are granted at an exercise price equal to the fair market value of our common stock, as determined by reference to the closing price reported by the NASDAQ Global Select Market on the date of grant, which was February 5, 2019 and September 18, 2019.

Option Exercises and Stock Vested in 2019 Table

The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers for the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas B. Neff	276,842	$12,253,391	52,199	$2,617,984
James A. Schoeneck (3)	24,000	$934,260	3,700	$144,411
Christine L. Chung	110,487	$2,387,566	45,058	$2,093,115
Pat Cotroneo	100,541	$3,789,375	32,636	$1,570,394
Elias Kouchakji, M.D.	16,000	$471,600	31,271	$1,460,178
K. Peony Yu, M.D.	14,855	$396,025	45,121	$2,108,225

(1)

The value realized on exercise is equal to the difference between the lower of the closing or the sale price of our common stock on the day of exercise and the option’s exercise price, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting is equal to the closing price of our common stock on the vesting date, multiplied by the number of shares that vested.
(3)

These option exercises and vested RSUs for Mr. Schoeneck are only for the awards previously granted to him for his service as a director. Mr. Schoeneck had no option exercises or RSU vesting in 2019 for the awards granted to him for his service as Interim CEO.

Outstanding Equity Awards at December 31, 2019 Table

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2019.

				Option Awards				Stock Awards
Named Executive Officer	Grant Date (1)	Vesting Base Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas B. Neff (11)
	6/9/2010	3/1/2010	(5)	177,702	—	$2.90	6/8/2020	—	$-
	6/7/2011	3/1/2011	(5)	341,276	—	$3.50	6/6/2021	—	$-
	6/27/2012	3/1/2012	(5)	180,000	—	$5.95	6/26/2022	—	$-
	7/8/2014	3/1/2013	(4)	280,000	—	$14.58	3/18/2024	—	$-
	11/13/2014	3/1/2014	(4)	140,000	—	$18.00	11/12/2024	—	$-
	3/4/2015	3/1/2015	(4)	147,600	—	$29.66	3/3/2025	—	$-
	2/22/2016	3/1/2016	(4)	134,063	—	$19.39	2/21/2026	—	$-
	3/8/2017	3/1/2017	(4)	97,200	—	$25.40	3/7/2027	—	$-
	3/14/2018	3/1/2018	(4)	34,375	—	$53.75	3/13/2028	—	$-
James A. Schoeneck
	6/27/2012	3/1/2012	(8)	6,000	—	$5.95	6/26/2022	—	$-
	4/17/2013	3/1/2013	(8)	6,000	—	$9.78	4/16/2023	—	$-
	6/3/2015	6/3/2015	(8)	12,000	—	$18.34	6/2/2025	—	$-
	6/8/2016	6/8/2016	(8)	12,000	—	$19.05	6/7/2026	—	$-
	6/7/2017	6/7/2017	(8)	12,000	—	$28.65	6/6/2027	—	$-
	6/5/2018	6/5/2018	(9)	6,000	—	$55.30	6/4/2028	—	$-
	6/5/2019	6/5/2019	(9)	—	7,800	$39.03	6/4/2029	—	$-
	6/5/2019	6/5/2019	(9)	—	—	$-	6/4/2029	4,700	$201,583
	9/18/2019	8/26/2019	(10)	—	97,100	$40.96	9/17/2029	—	$-
	9/18/2019	8/26/2019	(10)	—	—	$-	9/17/2029	57,300	$2,457,597
Christine L. Chung
	7/8/2014	3/1/2013	(4)	3,702	—	$14.58	3/18/2024	-	$-
	7/8/2014	3/1/2013	(4)	375	—	$14.58	3/18/2024	-	$-
	11/13/2014	3/1/2014	(4)	3,897	—	$18.00	11/12/2024	-	$-
	11/13/2014	3/1/2014	(4)	1,000	—	$18.00	11/12/2024	-	$-
	3/4/2015	3/1/2015	(4)	4,130	—	$29.66	3/3/2025	-	$-
	2/22/2016	3/1/2016	(4)	20,938	4,062	$19.39	2/21/2026	-	$-
	2/22/2016	3/6/2016	(6)	—	—	$-	2/21/2026	2,390	$102,507
	3/8/2017	3/1/2017	(4)	41,527	23,437	$25.40	3/7/2027	-	$-
	3/8/2017	3/6/2017	(6)	—	—	$-	3/7/2027	13,787	$591,324
	3/14/2018	3/1/2018	(4)	19,688	25,312	$53.75	3/13/2028	-	$-
	3/14/2018	3/6/2018	(6)	—	—	$-	3/13/2028	16,875	$723,769
	2/5/2019	3/1/2019	(4)	—	40,000	$57.33	2/4/2029	-	$-
	2/5/2019	3/6/2019	(6)	—	—	$-	2/4/2029	24,000	$1,029,360
	2/5/2019	3/6/2019	(7)	—	—	$-	2/4/2029	10,000	$428,900
Pat Cotroneo
	11/13/2014	3/1/2014	(4)	3,500	—	$18.00	11/12/2024	—	$-
	3/4/2015	3/1/2015	(4)	5,255	-	$29.66	3/3/2025	—	$-
	2/22/2016	3/1/2016	(4)	28,250	3,750	$19.39	2/21/2026	—	$-
	2/22/2016	3/6/2016	(6)	—	—	$-	2/21/2026	2,206	$94,615
	3/8/2017	3/1/2017	(4)	29,938	20,312	$25.40	3/7/3027	—	$-
	3/8/2017	3/6/2017	(6)	—	—	$-	3/7/2027	11,948	$512,450
	3/14/2018	3/1/2018	(4)	16,625	21,375	$53.75	3/13/2028	—	$-
	3/14/2018	3/6/2018	(6)	—	—	$-	3/13/2028	15,750	$675,518
	2/5/2019	3/1/2019	(4)	—	51,800	$57.33	2/4/2029	-	$-
	2/5/2019	3/6/2019	(6)	—	—	$-	2/4/2029	31,100	$1,333,879
Elias Kouchakji, M.D.
	7/8/2014	3/1/2013	(4)	7,082	—	$14.58	3/18/2024	-	$-
	3/4/2015	3/1/2015	(4)	31,632	—	$29.66	3/3/2025	-	$-
	2/22/2016	3/1/2016	(4)	15,312	2,187	$19.39	2/21/2026	-	$-

				Option Awards				Stock Awards
Named Executive Officer	Grant Date (1)	Vesting Base Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
	2/22/2016	3/6/2016	(6)	—	—	$-	2/21/2026	1,287	$55,199
	3/8/2017	3/1/2017	(4)	41,250	18,750	$25.40	3/7/2027	-	$-
	3/8/2017	3/6/2017	(6)	—	—	$-	3/7/2027	11,029	$473,034
	3/14/2018	3/1/2018	(4)	18,375	23,625	$53.75	3/13/2028	-	$-
	3/14/2018	3/6/2018	(6)	—	—	$-	3/13/2028	12,937	$554,868
	2/5/2019	3/1/2019	(4)	—	49,680	$57.33	2/4/2029	-	$-
	2/5/2019	3/6/2019	(6)	—	—	$-	2/4/2029	29,790	$1,277,693
	2/5/2019	3/6/2019	(7)	—	—	$-	2/4/2029	6,250	$268,063
K. Peony Yu, M.D.
	11/13/2014	3/1/2014	(4)	52,500	—	$18.00	11/12/2024	—	$-
	3/4/2015	3/1/2015	(4)	64,136	—	$29.66	3/3/2025	—	$-
	2/22/2016	3/1/2016	(4)	56,250	3,750	$19.39	2/21/2026	—	$-
	2/22/2016	3/6/2016	(6)	—	—	$-	2/21/2026	2,206	$94,615
	3/8/2017	3/1/2017	(4)	48,125	21,875	$25.40	3/7/2027	—	$-
	3/8/2017	3/6/2017	(6)	—	—	$-	3/7/2027	12,867	$551,866
	3/14/2018	3/1/2018	(4)	24,063	30,937	$53.75	3/13/2028	—	$-
	3/14/2018	3/6/2018	(6)	—	—	$-	3/13/2028	18,000	$772,020
	2/5/2019	3/1/2019	(4)	—	55,200	$57.33	2/4/2029	—	$-
	2/5/2019	3/6/2019	(6)	—	—	$-	2/4/2029	33,100	$1,419,659
	2/5/2019	3/6/2019	(7)	—	—	$-	2/4/2029	10,000	$428,900

(1)

All of the outstanding equity awards granted prior to November 13, 2014 were granted under our 2005 Stock Plan. The outstanding equity awards granted on and after November 13, 2014 were granted under the 2014 Plan.

(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)

This column represents the market value of the shares of our common stock underlying the restricted stock units as of December 31, 2019, based on the closing price of our common stock, as reported on NASDAQ, of $42.89 per share on December 31, 2019.

(4)

Twenty-five percent of the shares subject to the option vests on the first anniversary of the vesting commencement date, and the remainder vests in equal amounts quarterly thereafter for the following three years.

(5)

Twenty percent of the shares subject to each option vests on the first anniversary of the vesting commencement date and 80% of the shares subject to each option vests in 16 substantially equal quarterly installments thereafter over for the following four years.

(6)

Twenty-five percent of the shares of common stock underlying the restricted stock units vests on the first anniversary of the vesting commencement date and the remainder vests in equal amounts quarterly thereafter for the following three years.

(7)

Fifty percent of the shares of common stock underlying the restricted stock units vests on September 6, 2019, the six-month anniversary of the vesting commencement date, and the remaining 50% vests on March 6, 2020, the one-year anniversary of the vesting commencement date.

(8)	Twenty-five percent of the shares subject to the option vests in equal amounts quarterly over one year from the commencement date.
(9)	All of the shares subject to the option vests on the first anniversary of the vesting commencement date.
(10)

Fifty percent of the shares to vest, subject to continued service as Interim CEO, on the earlier of February 26, 2020 or upon the hiring of a new CEO, and 50% of the shares to vest on August 26, 2020, subject to continued service as Interim CEO, provided that if Mr. Schoeneck’s Interim CEO service terminates between February 26, 2020 and August 26, 2020, the shares vest pro-rata at the time service terminates based on the number of months of Interim CEO service past February 26, 2020 (rounding up for partial months) as a fraction of the six-month period.

(11)	Mr. Neff’s equity grants have been transferred to and are held by his family estate.

Change in Control Arrangements

Our named executive officers, other than Mr. Schoeneck, are party to severance agreements, the terms of which were established in 2014, and subsequently amended in 2016 and 2019, in each case after consultation with our compensation consultant and review of peer group data. Each agreement has a three-year term. Under the terms of the change in control severance agreements, if a named executive officer’s employment is terminated by us without “cause” and other than due to death or disability or he or she resigns for “good reason,” in either case, in connection with or within 12 months following the effective date of a change in control of the Company (“CIC Termination”), or if a named executive officer’s employment is terminated by us without “cause” and other than due to death or disability outside the foregoing circumstances (“Ordinary Course Termination”) or within 12 months following the commencement of service of the new Chief Executive Officer, (“Termination During 12 Months after CEO Change”), he or she will be entitled to receive the severance payments and benefits set forth below, subject to his or her timely execution (and non-revocation) of a release of claims within 60 days following the date of such termination of employment. The amendments approved in 2019 were implemented to make the severance payments more consistent with market practices, particularly with respect to the inclusion of severance upon an Ordinary Course Termination and the target bonus as part of the severance payment, and to promote stability and retention among the named executive officers in this critical time for the Company after the passing of our founder, CEO and Chairperson, Mr. Neff, when we are filing and supporting roxadustat marketing approval authorizations and launch in key territories, and commencing pivotal development of pamrevlumab in multiple indications, by providing severance and limited equity vesting acceleration upon a Termination During 12 Months after CEO Change. These agreements also added the three-year term described above.

CIC Termination

•

a cash severance payment equal to either 24 or 18 months of his or her base salary then in effect (with the applicable multiplier varying depending on the named executive officer (24 in the case of our CEO and 18 in the case of the other named executive officers));

•

a cash severance payment equal to either 1.5 or 1 times the named executive officer’s then current target bonus (with the applicable multiplier varying depending on the named executive officer (1.5 in the case of our CEO and 1 in the case of the other named executive officers));

•

subject to his or her timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or another state law equivalent (“COBRA”), payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to either 18 or 12 months following the date of his or her termination of employment (18 in the case of our CEO and 12 in the case of the other named executive officers); and

•

all outstanding equity awards, including stock options and RSUs, held by him or her will become fully vested and exercisable as of a date immediately prior to the date of his or her termination of employment.

Ordinary Course Termination

•	a cash severance payment equal to either 18 or 12 months of his or her base salary then in effect (18 in the case of our CEO and 12 in the case of the other named executive officers); and
•

subject to his or her timely election of continuation coverage under COBRA, payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to either 18 or 12 months following the date of his or her termination of employment (18 in the case of our CEO and 12 in the case of the other named executive officers).

Termination During 12 Months after CEO Change (not applicable to the CEO’s agreement)

•	a cash severance payment equal to 12 months of his or her base salary then in effect;
•

a cash severance payment equal to a pro rata portion of the named executive officer’s then current target bonus (based on the number of days during the year in which the termination of employment occurred that the named executive officer was employed with FibroGen);

•

subject to his or her timely election of continuation coverage COBRA, payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to 12 months following the date of his or her termination of employment; and

•

all outstanding equity awards, including stock options and RSUs, held by him or her will become fully vested and exercisable as of a date immediately prior to the date of his or her termination of employment with respect to the portion of the shares subject thereto that would have vested during the 12-month period following Executive’s termination of employment.

Notwithstanding the foregoing, to the extent that a named executive officer would be entitled to a greater level of severance payments and benefits under the terms and conditions of a severance plan or policy provided by us or our successor to our other employees being terminated in connection with or within 12 months following a change in control of the Company but for the existence of the change in control severance agreement, he or she will be entitled to receive the greater of the severance payments and benefits provided under such plan or policy or the change in control severance agreement.

In addition, to the extent that any payment or benefit that a named executive officer would receive under the change in control severance agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code  and such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will either be provided to him or her in full, or reduced to such lesser amount that would result in no portion of such payments or benefits being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in his or her receipt, on an after-tax basis, of the greatest amount of such payments and benefits.

For purposes of the change in control severance agreement, “cause” for termination of a named executive officer’s employment will exist if a named executive officer is terminated for any of the following reasons: (1) the named executive officer’s willful failure substantially to perform his or her duties and responsibilities to us or a deliberate violation of our policies; (2) the named executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by the named executive officer of any of our proprietary information or trade secrets of or any other party to whom the named executive officer owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) the named executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the change in control severance agreement, “good reason” generally means the existence of any of the following conditions without the named executive officer’s written consent: (1) a material reduction in job duties or responsibilities inconsistent with the named executive officer’s position with us (provided, that any such reduction or change after a change in control will not constitute good reason if the named executive officer retains reasonably comparable duties and responsibilities with respect to our business within the successor entity following a change in control); (2) a reduction of the named executive officer’s then current base salary or target bonus; (3) the relocation of the named executive officer’s principal place of employment to a place that increases the named executive officer’s one-way commute by more than forty (40) miles as compared to the named executive officer’s principal place of employment prior to such relocation; (4) any material breach by us of the change in control severance agreement or any other written agreement between us and the named executive officer; or (5) the failure by any successor to us to assume the change in control severance agreement and any obligations thereunder.

In order to resign for good reason, the named executive officer must give written notice to us of the event forming the basis of the termination for good reason within sixty (60) days after the date on which we give written notice to the named executive officer of our decision to take any action set forth above, we must fail to cure such condition within thirty (30) days after receipt of the named executive officer’s written notice and the named executive officer must terminate his or her employment within thirty (30) days following the expiration of the cure period.

Each of our named executive officers also holds stock options under our Amended and Restated 2005 Stock Plan (the “2005 Plan”) and the 2014 Plan that will accelerate in full in the event his or her employment is terminated by us without “cause” following a “Change in Control” of the Company or if he or she incurs a “constructive termination” of employment within 12 months following a Change in Control of the Company (as each such term is defined in the applicable stock option agreement). In addition, any stock options granted under our 2014 Plan that are not assumed, continued, or otherwise substituted for in the transaction will vest and become exercisable in full immediately prior to the closing of such transaction.

For purposes of the standard form of option agreement under the 2005 Plan, “cause” generally means: (1) a commission of a felony related to us or our business or any crime involving fraud or moral turpitude; (2) the attempted commission of, or participation in, a fraud against us; (3) the unauthorized use or disclosure of our confidential information or trade secrets; or (4) the participant’s willful failure to substantially perform his or her duties and responsibilities owed to us. For purposes of the standard form of option agreement under the 2005 Plan, “constructive termination” generally means (1) a substantial reduction in the participant’s duties or responsibilities in effect immediately prior to the effective time of a change in control; (2) a material reduction in a participant’s annual base salary as in effect on the closing date of the change in control or as increased thereafter; (3) any failure by us to continue in effect any benefit plan or program in which the participant was participating immediately prior to the effective time of a change in control or the taking of any action by us that would adversely affect a participant’s participation in or reduce benefits under any such plans or programs (provided, that a constructive termination will not be deemed to have occurred if we provide for the participation in benefit plans and programs that, taken as a whole, are comparable to those that were provided immediately prior to the change in control); (4) a relocation of the participant’s business office to a location more than 50 miles from the location at which the participant performed his or her duties as of the effective time of the change in control; or (5) a material breach by us of any provision of any material agreement between the participant and us concerning the terms and conditions of the participant’s employment.

The change in control form of option grant notice and agreement under the 2014 Plan provides that in the event of a change in control (as defined in the 2014 Plan): (1) if at the time of the change in control, a participant’s outstanding option is assumed, continued or otherwise substituted in the change in control transaction and the participant’s employment is involuntarily terminated by us or our successor corporation without cause or due to a constructive termination within 12 months following the closing of such change in control transaction, the vesting and exercisability of the unvested portion of the participant’s option will accelerate in full on the date of such termination, and/or (2) if a participant’s outstanding option is not assumed, continued or otherwise substituted in the change in control transaction, the unvested portion of the participant’s option will vest and become exercisable as of immediately prior to the closing of the change in control transaction.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his or her employment terminated under the circumstances described in the preceding paragraphs on December 31, 2019.

The amounts in the following table assume that our named executive officers terminated employment effective December 31, 2019 pursuant to the indicated events. The closing price of our common stock on December 31, 2019 was $42.89. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation.

Named Executive Officer	Event	Cash Severance ($)	Target Bonus ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)(3)
Thomas B. Neff	CIC Termination	$-	$-	$-	$-	$-
Christine L. Chung	CIC Termination	$660,000	$220,000	$42,491	$3,381,230	$4,303,721
Pat Cotroneo	CIC Termination	$735,000	$245,000	$42,491	$3,059,843	$4,082,334
Elias Kouchakji, M.D.	CIC Termination	$825,000	$275,000	$42,491	$3,008,189	$4,150,680
K. Peony Yu, M.D.	CIC Termination	$885,000	$295,000	$42,491	$3,737,779	$4,960,270

(1)	Continuing coverage is available to each named executive officer for up to 18 months under a CIC Termination.
(2)

Pursuant to our Change in Control Severance Agreements, all outstanding stock options and RSUs held by the named executive officer will become fully vested and exercisable as of immediately prior to the date of the named executive officer’s termination of employment. The dollar amounts in this column reflect the difference in the closing price of our common stock of $42.89 on December 31, 2019 with respect to the outstanding unvested and unexercisable option shares as of December 31, 2019, minus the exercise price of the outstanding unvested and unexercisable option shares.

(3)

Total does not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2019, such as vested stock options. Total also does not include amounts the named executive officer was eligible to receive under our 2019 Bonus Plan with respect to fiscal 2019 performance.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Interim CEO, Mr. Schoeneck:

For 2019:

•	the median of the annual total compensation of our employees was $285,644;
•	the annual total compensation of our CEO was $6,283,862; and
•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 22.00 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

•

In determining our employee population, we considered the individuals who were employed by us and our consolidated subsidiaries on December 31, 2019, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population;

•

To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as the aggregate of the annual base salary and actual annual bonus paid for the 12-month period from January 1, 2019 through December 31, 2019; and

•

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2019. For permanent employees hired during 2019, or who took leave, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2019 Summary Compensation Table as set forth in this proxy statement. Due to the passing of Mr. Neff, Mr. Neff and Mr. Schoeneck each served non-concurrently as our CEO in 2019. For the calculation of the annual total compensation of our CEO, we are using the compensation of Mr. Schoeneck, who was serving as our Interim CEO on December 31, 2019, and annualized Mr. Schoeneck’s compensation. Based on this methodology, the annual total compensation for our CEO was $6,283,862.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Offer Letter Agreements

We entered into initial employment offer letters with our current named executive officers. Each of these offer letters was approved by our board of directors. For information about Mr. Conterno’s offer letter, please refer to “Significant Management Developments in 2019” above.

Christine L. Chung

We entered into an offer letter agreement with Ms. Chung, then our Senior Director, China, in June 2008. The offer letter has no specific term and constitutes an at-will employment arrangement. Ms. Chung’s annual base salary as of December 31, 2019, the year when Ms. Chung became a named executive officer, was $440,000.

Pat Cotroneo

We entered into an offer letter agreement with Mr. Cotroneo, then our Controller, in November 2000. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Cotroneo’s annual base salary as of December 31, 2019 was $490,000.

Elias Kouchakji, M.D.

We entered into an offer letter agreement with Dr. Kouchakji, then our Vice President, Drug Safety, Clinical Development, in January 2014. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Kouchakji’s annual base salary as of December 31, 2019, the year when Dr. Kouchakji became a named executive officer, was $550,000.

K. Peony Yu, M.D.

We entered into an offer letter agreement with Dr. Yu, then our Vice President, Clinical Development, in November 2008. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Yu’s annual base salary as of December 31, 2019 was $590,000.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the extent permissible under applicable law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Rule 10b5-1 Sales Plans

From time to time, our executive officers and directors may be parties to individual Rule 10b5-1 trading plans pursuant to which shares of our common stock will be sold for their account from time to time in accordance with the provisions of the plans without any further action or involvement by the officers. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our Insider Trading Policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	11,501,378	(3)	$26.63	11,062,124	(4)(5)(6)

(1)

All of our equity compensation plans have been approved by security holders. The equity compensation plans are described in Note 9 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	The weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price.
(3)

As of December 31, 2019, there were: (i) 3,109,120 shares of common stock subject to outstanding stock options under the 2005 Plan; (ii) 6,908,771 shares of common stock subject to outstanding stock options under the 2014 Plan; and (iii) 1,483,487 shares of common stock payable upon the vesting of outstanding restricted stock unit awards under the 2014 Plan.

(4)

Includes 7,724,691 and 3,337,433 shares of common stock available for issuance under the 2014 Plan and our 2014 Employee Stock Purchase Plan (the “ESPP”), respectively, as of December 31, 2019. No shares are available for issuance under the 2005 Plan. Shares under the 2005 Plan that expire, terminate or are forfeited prior to exercise or settlement automatically become available for issuance under the 2014 Plan.

(5)

The number of shares reserved for issuance under the 2014 Plan will increase January 1 of each year commencing on January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by our board of directors.

(6)

The number of shares reserved for issuance under the ESPP will increase January 1 of each year commencing January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase; (ii) 1,200,000 shares; or (iii) such number of shares as may be determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2020 for:

•	each of our named executive officers;
•	each of our directors and nominees for director;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under stock options or RSUs that are exercisable or released, respectively, within 60 days after January 31, 2020 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownerships is based on 87,999,804 shares of common stock outstanding as of January 31, 2020, adjusted as required by rules promulgated by the SEC.

This table is based upon information supplied by officers, directors, principal stockholders, and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of January 31, 2020. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158.

Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percent
5% Stockholders:
Astellas Pharma Inc.	4,968,367	5.65%
2-5-1 Nihonbashi-Honcho Chuo-Ku, Tokyo 103-8411 Japan
BlackRock, Inc.	5,854,852	6.65%
55 East 52nd Street, New York, NY 10055
FMR (Fidelity Management & Research)	9,596,268	10.90%
245 Summer Street, Boston, MA 02210
The Vanguard Group	7,008,812	7.96%
100 Vanguard Blvd., Malvern, PA 19355
Named Executive Officers and Directors:
Enrique Conterno	-	*
Christine L. Chung (1)	194,183	*
Pat Cotroneo (2)	310,407	*
Elias Kouchakji, M.D. (3)	193,184	*
K. Peony Yu, M.D. (4)	391,934	*
Suzanne Blaug (5)	2,600	*
Jeffrey L. Edwards (6)	52,868	*
Jeffrey W. Henderson (7)	55,596	*
Maykin Ho, Ph.D. (8)	9,196	*
Thomas F. Kearns Jr. (9)	353,764	*
Kalevi Kurkijärvi, Ph.D. (10)	65,700	*
Gerald Lema (11)	31,814	*
Rory B. Riggs (12)	1,041,363	1.18%
Roberto Pedro Rosenkranz, Ph.D., M.B.A. (13)	92,700	*
James A. Schoeneck (14)	161,972	*
Toshinari Tamura, Ph.D. (15)	69,700	*
All executive officers and directors as a group (16 persons) (16)	3,026,981	3.39%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)

Ms. Chung: includes 105,568 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020 and 23,023 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2020.

(2)

Mr. Cotroneo: includes 106,705 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020 and 14,120 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2020.

(3)

Dr. Kouchakji: includes 134,633 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020 and 18,628 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2020.

(4)

Dr. Yu: includes 270,436 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020 and 25,054 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2020.

(5)	Ms. Blaug: represents shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.

(6)	Mr. Edwards: includes 49,168 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(7)	Mr. Henderson: includes 51,896 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(8)	Dr. Ho: includes 7,341 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(9)

Mr. Kearns: consists of (a) 138,764 shares held by Thomas F. Kearns Jr. and (b) an aggregate of 110,000 shares held by the Fred Schernecker and Arthur Fox, trustees or their successors in trust, under ETC Stock Trust dated December 11, 2006, of which Mr. Kearns is a trustee and has sole voting and dispositive power. Also includes 105,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.

(10)	Dr. Kurkijärvi: includes 42,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(11)

Mr. Lema: consists of 7,200 shares held by the G Lema Trust, of which Mr. Lema is the sole trustee. Also includes 24,614 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.

(12)

Mr. Riggs: consists of (a) 361,650 shares held by Rory B. Riggs, (b) 20,000 shares held jointly by Rory B. Riggs and Robin Rhys, and (c) 605,713 shares held by New Ventures I, LLC. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC. Also includes 54,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.

(13)	Dr. Rosenkranz: includes 30,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(14)

Mr. Schoeneck: consists of 59,422 shares held by the James A. and Cynthia L. Schoeneck Family Trust, of which Mr. Schoeneck and his wife, Cynthia L. Schoeneck, are joint trustees. Also includes 102,550 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.

(15)	Dr. Tamura: includes 18,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020.
(16)

Includes 1,104,511 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2020 and 80,825 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2020.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and named executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our named executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2019 our named executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to each of them, except that Kalevi Kurkijärvi filed a late Form 4 on December 12, 2019 covering sales of equity, due to clerical error.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS PROCEDURES

It is our practice to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our audit committee is charged with reviewing and approving or disapproving all related-person transactions, including transactions with more than 5% stockholders of the Company, as required by the NASDAQ rules. In considering related-person transactions, the audit committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exchange of Series A Preference Shares by FibroGen China Anemia Holdings, Ltd.

In July and December of 2012 and February 2013, pursuant to a Share Purchase Agreement, our subsidiary, FibroGen China Anemia Holdings, Ltd. (“FibroGen China”), sold an aggregate of 6,758,000 Series A Preference Shares at a purchase price of $1.00 per share. In order to optimize our business structure in our approach to the commercial stage of our business in China, we initiated and concluded the following corporate restructure during 2017: on June 29, 2017, our subsidiary, FibroGen International (Cayman) Limited (“FibroGen International”), the direct parent company of FibroGen China, made an offer to FibroGen China stockholders to purchase their Series A Preference Shares in exchange for Series A Preference Shares in FibroGen International of an equivalent value (the “Exchange”). The Exchange concluded on September 8, 2017 with a unanimous acceptance of the offer by all stockholders of FibroGen China. The following table summarizes our directors, executive officers, or holders of more than 5% of any class of our voting stock who participated in the Exchange:

Stockholder	Series A Preference Shares of FibroGen International	Aggregate purchase price
Grama Ventures LLC (1)	323,145	$450,000.00

(1)Roberto Pedro Rosenkranz, Ph.D., M.B.A. is one of our directors and President of Grama Ventures LLC.

Astellas Collaboration

Astellas Pharma Inc. is an equity investor in FibroGen, Inc. and considered a related party. During the years ended December 31, 2019, 2018, and 2017, we recorded revenue related to collaboration agreements with Astellas of $122.5 million, $100.0 million, and $20.1 million, respectively. During the years ended December 31, 2019, 2018, and 2017, we recorded expense related to collaboration agreements with Astellas of $2.8 million, $1.5 million, and $1.0 million, respectively.

Other Transactions

We have entered into offer letter agreements with our named executive officers. For more information regarding these agreements, see the information included under the caption “Executive Compensation—Offer Letter Agreements.”

We have granted stock options to our named executive officers and our directors. For a description of these options, see the information under the caption “Director Compensation” and “Executive Compensation”.

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or FibroGen. Direct your written request to: Investor Relations, FibroGen, Inc., 409 Illinois Street, San Francisco California, 94158 or contact Investor Relations at 415-978-1200. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, FibroGen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

April 23, 2020

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2019 is available without charge upon written request to: Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco California, 94158.

VOTE ONLINE Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you access the website and then follow the instructions to cast your vote. During The Meeting - Go to www.virtualshareholdermeeting.com/FGEN2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions on your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you call and then follow the instructions to cast your vote. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive it by June 3, 2020 for your vote to be counted. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the environmental impact of and the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via email or access them online. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.   FIBROGEN, INC. 409 ILLINOIS STREET SAN FRANCISCO, CA 94158  D11452-P38136  FIBROGEN, INC.   The Board of Directors recommends you vote FOR the following proposals:  1.Election of Class III Directors to hold office until the 2023 Annual Meeting of Stockholders  Nominees:  Withhold  For 1a.Enrique Conterno 1b.Thomas F. Kearns, Jr. 1c.Kalevi Kurkijärvi, Ph.D. 1d.Gerald Lema  For Against  Abstain 2.To approve, on an advisory basis, the compensation of FibroGen’s named executive officers, as disclosed in the proxy statement. 3.To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of FibroGen for the year ending December 31, 2020. 4.To conduct any other business properly brought before the meeting.  The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.  For address changes and/or comments, please check this box and write them on the back where indicated.  Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. When signing as joint owners, all owners must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.  D11453-P38136

ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2020, 8:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Enrique Conterno and Michael Lowenstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FibroGen, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Pacific Time on June 4, 2020, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.  Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)  CONTINUED AND TO BE SIGNED ON REVERSE SIDE